UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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POZEN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POZEN® Inc.

1414 Raleigh Road, Suite 400

Chapel Hill, North Carolina 27517

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of common stock, each having a par value of $0.001 per share, of POZEN Inc. (“POZEN” or the “Company”), will be held at 1414 Raleigh Road, Suite 210, Chapel Hill, North Carolina 27517, on June 6, 2013 at 10:00 a.m. Eastern time, to consider and take action with respect to the following:

1.	To elect two Class I directors, each of whom shall serve for a term of three years,

2.	To approve the compensation of the Company’s named executive officers, on an advisory basis,

3.	To ratify the appointment of Ernst & Young LLP as POZEN’s independent auditors to audit POZEN’s financial statements for the fiscal year ending December 31, 2013, and

4.	To conduct such other business as may properly come before the Annual Meeting or any adjournments thereof.

Holders of common stock of record at the close of business on April 11, 2013 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

This year, instead of mailing a printed copy of our proxy materials, including our Annual Report, to each stockholder of record, we have decided to provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on April 23, 2013, we began mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to all stockholders of record as of April 11, 2013, and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

By Order of the Board of Directors,

Gilda M. Thomas
Secretary

Chapel Hill, North Carolina

Dated:   April 23, 2013

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE PROMPTLY VOTE YOUR

PROXY BY ACCESSING THE INTERNET SITE AND FOLLOWING THE INSTRUCTIONS ON THE

PROXY CARD OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND

MARKING, DATING, SIGNING AND RETURNING THE PROXY CARD.

POZEN Inc.

1414 Raleigh Road, Suite 400

Chapel Hill, North Carolina 27517

PROXY STATEMENT

Mailed on April 23, 2013

Annual Meeting of Stockholders to be held on June 6, 2013

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of POZEN Inc., or POZEN, to be used at the Annual Meeting of the holders of shares of common stock, par value $0.001 per share, of POZEN, to be held on June 6, 2013 and at any adjournment thereof, the Annual Meeting. The time and place of the Annual Meeting are stated in the Notice Regarding Internet Availability of Proxy Materials and the Notice of Annual Meeting of Stockholders that accompanies this proxy statement.

The expense of soliciting proxy cards, including the costs of preparing, assembling and mailing the Notice Regarding Internet Availability of Proxy Materials and the Notice of Annual Meeting of Stockholders, proxy statement and proxy card, will be borne by us. This year, instead of mailing a printed copy of our proxy materials, including our Annual Report, to each stockholder of record, we have decided to provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on April 23, 2013, we began mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to all stockholders of record as of April 11, 2013, and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

VOTING RIGHTS

Only stockholders as of the close of business on April 11, 2013, the record date fixed by the Board of Directors of POZEN, or the Board, are entitled to notice of and to vote at the Annual Meeting. As of April 11, 2013, there were 30,367,695 shares of common stock issued and outstanding and no other outstanding classes of voting securities. Each holder of our common stock is entitled to one vote per share on each matter presented at the Annual Meeting.

The presence of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote, in person or represented by duly executed proxies, at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

A plurality of the votes cast by stockholders entitled to vote for the election of directors is required to elect the directors. Cumulative voting for the election of directors is not permitted. The affirmative vote of a majority of the votes cast at the meeting, in person or by duly executed proxies, is required to approve the compensation of our named executive officers and to ratify the appointment of our independent auditors.

Shares of common stock represented by valid proxy cards, completed, duly signed, dated, returned to the Company and not revoked, as well as shares that are properly voted via the Internet, as explained below, will be voted at the Annual Meeting as directed on the proxy. You may also vote your shares by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.

In the election of directors, stockholders may either vote “FOR” all nominees for election or “WITHHOLD” their votes from one or more nominees for election. Shares that are represented by valid proxy cards or shares that are properly voted via the Internet and that are marked “WITHHELD” with regard to the election of the nominees for director will be excluded entirely from the vote and will have no effect on the outcome. If no vote is specified on the proxy and in the absence of directions to the contrary, the shares will be voted “FOR” the election of the nominees for Class I directors named in this proxy statement.

Stockholders may vote “FOR”, “AGAINST”, or “ABSTAIN” to approve the compensation of the Company’s named executive officers, on an advisory basis. Abstentions and broker non-votes will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal.

Stockholders may vote “FOR”, “AGAINST”, or “ABSTAIN” to ratify the appointment of our independent auditors. If no vote is specified on the proxy and in the absence of directions to the contrary, the shares will be voted “FOR” the ratification of the appointment of our independent auditors named in this proxy statement. Shares that are represented by valid proxy cards or that are properly voted via the Internet or telephone and that are marked “ABSTAIN” with regard to the ratification of the appointment of the independent auditors will not be counted and accordingly, will have no impact on the outcome of the vote for the proposal.

Stockholders may vote their shares via the Internet by following the instructions included in the Notice by accessing the Internet at www.proxyvote.com and following the instructions contained on that website. In addition, the law of the State of Delaware, under which POZEN is incorporated, permits electronic voting, provided that each proxy submitted by a stockholder via the Internet or telephone contains or is submitted with information from which it can be determined that such proxy was authorized by the stockholder. Submitting a proxy via the Internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. If you vote your shares via the Internet or telephone, you are responsible for any Internet access or telephone charges that you may incur.

If you are a stockholder of record, that is, you are listed as a stockholder in the Company’s books and records, you may vote your shares via the Internet at www.proxyvote.com rather than by returning the proxy card that accompanies this proxy statement. Once you access that website, in order to vote your shares, you will be required to provide the login control number contained on your proxy card. After providing this information, you will be prompted to complete an electronic proxy card. Your votes will be indicated on your computer screen and you will be prompted to submit or revise your electronic proxy card as desired.

If you are a beneficial owner of shares, that is, you own your shares through a bank or broker, you should receive from your bank or broker a voting instruction form that outlines the methods by which you can vote your shares. A number of banks and brokers have arranged for beneficial owners to vote their shares via the Internet or telephone, and will provide voting instructions on the voting instruction form. If your bank or broker uses Broadridge Financial Solutions, you may vote your shares via the Internet at http://www.proxyvote.com or by phone by calling the telephone number shown on the voting instruction form received from your broker or bank. If you do not give instructions to your bank or broker within ten days of the Annual Meeting, it may vote on matters that the New York Stock Exchange, or NYSE, determines to be “routine”, but will not be permitted to vote your shares with respect to “non-routine” items. Under the NYSE rules, the ratification of the appointment of our independent auditors is a routine matter, while the election of our Class I directors and the approval of the compensation of our named executive officers are not. When a bank or broker has not received instructions from the beneficial owners or persons entitled to vote and the bank or broker cannot vote on a particular matter because it is not routine, then there is a “broker non-vote” on that matter. Broker non-votes do not count as votes “FOR” or “AGAINST” any proposal, but will be counted in determining whether there is a quorum for the Annual Meeting. Please note that your bank or broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your bank or broker. We strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.

If you request a printed copy of the proxy materials by mail, mark, date, sign, and return the enclosed proxy card to Broadridge Representatives of Broadridge Financial Solutions, Inc., our inspectors of election, will tabulate and certify the votes. Alternatively, a representative of our transfer agent may serve as inspector of election.

A postage prepaid envelope addressed to Broadridge Financial Solutions will be provided with requested printed proxy materials.

The Board does not know of any other business to be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will be voted on such matters in the discretion of the proxy holders. The Delaware General Corporation Law provides that, unless otherwise provided in the proxy and unless the proxy is coupled with an interest, a stockholder may revoke a proxy previously given at any time prior to its exercise at the Annual Meeting. A stockholder who has voted shares by returning a proxy card or by delivering a proxy via the Internet or by phone may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to any of the persons named as proxies on the proxy card, or addressed to and received by the Secretary, an instrument revoking the proxy;
•	appearing at the Annual Meeting and voting in person and executing a later dated proxy which is exercised at the Annual Meeting; or
•	casting a later vote via the Internet or telephone.

Attendance at the Annual Meeting will not, by itself, revoke a proxy. We plan to announce preliminary voting results at the Annual meeting and will report the final results in a Current Report on Form 8-K, which we intend to file with the Securities and Exchange Commission shortly after the Annual Meeting.

PRINCIPAL STOCKHOLDERS

The stockholders named in the following table are those known to us to be the beneficial owners of 5% or more of our common stock. Unless otherwise indicated, the information is as of March 31, 2012. For purposes of this table, and as used elsewhere in this proxy statement, the term “beneficial owner” means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of, shares of our common stock, the power to dispose, or to direct the disposition of, a security or has the right to acquire shares within sixty (60) days. Except as otherwise indicated, we believe that each owner listed below exercises sole voting and dispositive power over its shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
John R. Plachetka, Pharm.D. POZEN Inc. 1414 Raleigh Road, Suite 400 Chapel Hill, NC 27517	4,322,230 (1)	13.7%

PAR Investment Partners, L.P. One International Place, Suite 2401 Boston, MA 02110	2,367,718 (2)	7.8%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,626,133 (3)	5.4%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,565,189 (4)	5.2%

(1)

This amount reflects ownership by Silver Hill Investments, LLC, John R. Plachetka and Clare A. Plachetka and certain affiliated entities, and consists of (i) 1,157,808 shares owned by Silver Hill Investments, LLC, which is 50% owned by the Family Trust under the John R. Plachetka Irrevocable Trust (the “JRP Family Trust”), 40% owned by John R. Plachetka through his assignee, the Revocable

Declaration of Trust, John R. Plachetka, Trustee (the “JRP Revocable Trust”), and 10% owned by his wife, Clare A. Plachetka, through her assignee, the Clare A. Plachetka Revocable Declaration of Trust, Clare A. Plachetka, Trustee (the “CAP Revocable Trust”); (ii) 1,804,442 shares owned by the JRP Revocable Trust; (iii) 227,250 shares owned by the CAP Revocable Trust; (iv) 22,631 shares owned by the JRP Family Trust; and (v) 18,914 shares held by John R. Plachetka (vi) 1,091,185 shares of common stock issuable pursuant to options granted to John R. Plachetka exercisable within 60 days. This number does not include 535,240 shares of common stock issuable pursuant to restricted stock units granted to John R. Plachetka. John R. Plachetka and Clare A. Plachetka claim shared voting and dispositive power as to the shares set forth in (i), (iii) and (iv) above.

(2)	Based on information disclosed on a report on Schedule 13G/A filed with the SEC on January 21, 2011 with respect to ownership as of December 31, 2010 by PAR Investment Partners, L.P., PAR Group, L.P. and PAR Capital Management, Inc., each of PAR Group, L.P. and PAR Capital Management, Inc. are general partners of PAR Investment Partners, L.P.

(3)	Based on information disclosed on a report on Schedule 13G/A filed with the SEC on February 13, 2013 with respect to ownership as of December 31, 2012 by The Vanguard Group, Inc. and Vanguard Fiduciary Trust Company, a wholly owned subsidiary of the Vanguard Group, Inc.

(4)	Based on information disclosed on a report on Schedule 13G/A filed with the SEC on February 11, 2013 with respect to ownership as of December 31, 2012 by BlackRock, Inc. as parent company of BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC and BlackRock Investment Management, LLC.

STOCK OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

The following table and notes thereto set forth information with respect to the beneficial ownership of shares of our common stock as of March 31, 2013 (except as otherwise indicated below) by each of our directors and director nominees, each executive officer named by us in the Summary Compensation Table included in this proxy statement (our “named executive officers”) and by our directors and executive officers as a group, based upon information furnished to us by such persons. Except as otherwise indicated, we believe that each beneficial owner listed below exercises sole voting and dispositive power.

Beneficial Ownership as of March 31, 2013
Name of Beneficial Owner (1)	Number of Shares	Percentage of Common Stock

John R. Plachetka, Pharm.D.	4,332,230 (4)	13.7%

Tomás Bocanegra, M.D. (2)	--	*

Elizabeth A. Cermak	134,257(5)	*

John G. Fort, M.D.	140,487 (6)	*

Neal F. Fowler	26,834 (7)	*

William L. Hodges	458,607 (8)	1.5%

Arthur S. Kirsch	99,333 (9)	*

Kenneth B. Lee, Jr.	104,796 (10)	*

Martin Nicklasson, Ph.D.	11,667 (11)	*

Jacques F. Rejeange (3)	62,200 (12)	*

Seth A. Rudnick, M.D.	11,667 (11)	*

Gilda M. Thomas	227,514 (13)	*

All current directors, director nominees and executive officers as a group (11 persons)	5,599,592(14)	17.2%

*Less than 1%

(1)	Unless otherwise set forth herein, the street address of the named beneficial owners is c/o POZEN Inc., Suite 400, 1414 Raleigh Road, Chapel Hill, North Carolina 27517.

(2)	Dr. Bocanegra, our former Executive Vice President, Development, retired on October 31, 2012.

(3)	On February 26, 2013, Mr. Rejeange announced his intention to retire from the Board of Directors and not stand for reelection as a Class I director at the Annual Meeting.

(4)	Consists of (i) 1,157,808 shares owned by Silver Hill Investments, LLC, which is 50% owned by the Family Trust under the JRP Family Trust, 40% owned by John R. Plachetka through his the JRP Revocable Trust, and 10% owned by his wife, Clare A. Plachetka, through the CAP Revocable Trust; (ii) 1,804,442 shares owned by the JRP Revocable Trust; (iii) 227,250 shares owned by the CAP Revocable Trust; (iv) 22,631 shares owned by the JRP Family Trust; and (v) 18,914 shares held by John R. Plachetka (vi) 1,091,185 shares of common stock issuable pursuant to options granted to John R. Plachetka exercisable within 60 days. This number does not include 535,240 shares of common stock issuable pursuant to restricted stock units granted to John R. Plachetka. John R. Plachetka and Clare A. Plachetka claim shared voting and dispositive power as to the shares set forth in (i), (iii) and (iv) above.

(5)	Includes 108,450 shares of common stock issuable pursuant to options exercisable within 60 days.

(6)	Includes 121,000 shares of common stock issuable pursuant to options exercisable within 60 days.

(7)	Includes 20,834 shares of common stock issuable pursuant to options exercisable within 60 days, but does not include 5,000 shares issuable pursuant to restricted stock units previously granted.

(8)	Includes 437,350 shares of common stock issuable pursuant to options exercisable within 60 days.

(9)	Includes 78,333 shares of common stock issuable pursuant to options exercisable within 60 days, but does not include 5,000 shares issuable pursuant to restricted stock units previously granted.

(10)	Includes 85,000 shares of common stock issuable pursuant to options exercisable within 60 days, but does not include 5,000 shares issuable pursuant to restricted stock units previously granted.

(11)	Includes 9,167 shares of common stock issuable pursuant to options exercisable within 60 days, but does not include 5,000 shares issuable pursuant to restricted stock units previously granted.

(12)	Includes 45,000 shares of common stock issuable pursuant to options exercisable within 60 days, but does not include 5,000 shares issuable pursuant to restricted stock units previously granted.

(13)	Includes 205,400 shares of common stock issuable pursuant to options exercisable within 60 days.

(14)	Includes 2,210,886 shares of common stock issuable pursuant to options exercisable within 60 days. This number does not include 535,240 shares of common stock issuable pursuant to restricted stock units held by Dr. Plachetka; nor does it include an aggregate of 30,000 shares of common stock issuable pursuant to restricted stock units previously granted and held by other directors, each of which hold 5,000 shares individually.

PROPOSAL 1

NOMINATION AND ELECTION OF DIRECTORS

Our Certificate of Incorporation, as amended and restated, provides that our Board shall consist of not less than three or more than fifteen members, divided into three Classes: Class I, Class II and Class III. Each director serves for a three-year term, with one class of directors being elected at each Annual Meeting. Two directors are currently serving in of Class I. Three directors are currently serving in Class II and two directors are currently serving in Class III. Our Board is authorized to increase or decrease the total number of directors within the three to fifteen range as well as the number of directors in each class.

On February 26, 2013, Mr. Rejeange, a current Class I director, announced his intention to retire from the Board and not stand for reelection as a Class I director at the Annual Meeting. The Board has decided not to fill the vacancy created by Mr. Rejeange’s retirement and has voted to decrease the size of the Board from seven (7) directors to six (6) directors. Under our by-laws, no one class of directors may have more than one director more than any other class. Therefore, the Board voted to move one Class II director into Class I, so that after the Annual Meeting all three classes will contain two directors.

The directorships expiring this year are Class I directorships, currently filled by Jacques F. Rejeange and Neil F. Fowler. On February 26, 2013, Mr. Rejeange announced his intention not to stand for election at the Annual Meeting and retire from the Board upon expiration of his term. There are no disagreements between us and Mr. Rejeange concerning our operations, policies or procedures. The total number of directors comprising our Board of Directors shall be reduced to six (6) directors effective immediately following the Annual Meeting. Upon the recommendation of our Nominating/Corporate Governance Committee, our Board has voted to move Arthur Kirsch, a Class II director, into Class I. As a result, upon the recommendation of the Nominating/Corporate Governance Committee of the Board, the Board has nominated Mr. Fowler and Mr. Kirsch as nominees to stand for election at this Annual Meeting to serve as Class I directors. If elected, the Class I directors’ term will expire in 2016.

Each of the nominees for election at this Annual Meeting has informed us that they are willing to serve for the term to which each of them is nominated, if elected. If one of the nominees for director should become unavailable for election or is unable to serve as a director, the shares represented by proxies voted in favor of that nominee will be voted for any substitute nominee that may be named by the Board.

Set forth in the table below is certain information about each of the nominees for election as Class I directors, as well as those members of the Board whose current terms will extend beyond the Annual Meeting, including each director’s age and length of service as a director of POZEN, principal occupation and business experience for at least the past five years and the names of other publicly held companies on whose boards the director serves or has served in the past five years. There are no family relationships among any of our directors, nominees for director and executive officers.

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
Nominees for Election – Terms Expiring in 2016 (Class I directors)
Neal F. Fowler (1)(2)	50	2010	Chief Executive Officer of Liquidia Technologies, Inc., a privately held biotechnology company since 2008. President of Centocor, Inc., a subsidiary of Johnson & Johnson from 2006 to 2008. President of Ortho-McNeil Neurologics, Inc., a subsidiary of Johnson & Johnson from 2004 to 2006 and Franchise Vice President-CNS from 2001 to 2004. Held various positions at Eli Lilly and Company from 1988 to 2001, including Area Director, Primary Care Division (2001), Director U.S. Cardiovascular Business Unit (1997 to 2000), Cardiovascular Product Manager (1996 to 1997), Operations Manager, Southwest Area (1995), Manager Medical Device and Diagnostics (1993 to 1995), Associate, Marketing Plans, Endocrinology (1992), Associate, Business

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
			Development/New Product Planning, Oncology (1990 to 1991), and Retail Sales Representative (1988 to 1990).
Arthur S. Kirsch (2)(3)	61	2004

Senior Advisor, GCA Savvian, LLC (formerly Perseus Group, LLC), an investment bank, since June 2005. Founding member and Managing Director of Vector Securities, LLC, an investment and merchant banking firm, from 2001 to May 2005. Managing Director and Head of Healthcare Research and Capital Markets of Prudential Vector Healthcare Group, a unit of Prudential Securities, Inc., a full-service brokerage firm, from 1999 to 2001. Director, Equity Research of Vector Securities International, Inc., an investment banking firm, from 1995 to 1999. Serves as a director of PhysioSonics, Inc., a privately held company developing noninvasive neurological products.

Directors Whose Terms Expire in 2014 (Class II directors)
Kenneth B. Lee, Jr. (2)(3)	65	2002

Lead independent director of POZEN since 2005. Independent consultant since June 2002 and general partner of Hatteras Venture Partners (formerly Hatteras BioCapital. LLC and BioVista Capital, LLC), the general partner of Hatteras BioCapital Fund, L.P., a venture capital fund focusing on life sciences companies, since 2003. President of A.M. Pappas & Associates, a venture capital firm, between January 2002 and June 2002. Partner of Ernst & Young LLP from 1982 through 2000. Partner of Ernst & Young Corporate Finance LLC from 2000 to 2001. Managing Director of Ernst & Young’s Health Sciences Corporate Finance Group from 2000 to 2001. Serves on the boards of the following public companies: Maxygen, Inc., for which he serves as chairman of the audit committee and a member of the nominating/governance committee and the compensation committee, and Biocryst Pharmaceuticals, Inc., for which he serves as chairman of the audit committee and a member of the finance committee. He is also a director of Clinverse, Inc. and Clinipace Worldwide, two privately held companies. Previously, he served on the boards of CV Therapeutics, Inc., for which he served as lead independent director and chair of the audit committee and a member of the compensation committee, Abgenix, Inc., for which he served on the audit committee, OSI Pharmaceuticals, for which he served as a member of the audit committee and Inspire Pharmaceuticals Inc., for which he served as chairman of the board of directors, chair of the audit committee and a member of the compensation committee and finance committee. Serves as a member of the executive committee of the Board of the North Carolina Biotechnology Industry Organization and as a member of the board of Ibiliti, a nonprofit organization dedicated to building and expanding networks of resources for advanced medical technology companies.

Martin Nicklasson (2)(3)	58	2011	Senior Partner at Nicklasson Life Science AB, an independent consultancy and advisory company to the pharmaceutical and biotechnology sector since 2011. President and Chief Executive Officer of Biovitrum AB and Swedish Orphan Biovitrum AB, a publicly listed specialty pharma company, from 2007 to 2010. Held various executive vice president positions at AstraZeneca Plc. from 1999 to 2007, including Chairman of the Board of Astra Tech AB, a subsidiary of AstraZeneca (from 2004 to 2007), Executive Vice President, Global Marketing & Business Development (from 2005 to 2007), Executive Vice President, Global Drug Development (from 2002 to 2005) and Executive Vice President, Global Gastrointestinal Franchise (from 1999 to 2002). Serves as Chairman of the Board of Farma Holdings AS and Orexo AB and

			serves on the Board of Oasmia AB, Denator AB, Biocrine AB and Heart and Lung Foundation of Sweden.

Directors Whose Terms Expire in 2015 (Class III directors)
John R. Plachetka, Pharm.D.	59	1996

Chairman of the Board of POZEN since January 2001, co-founder of POZEN and President and Chief Executive Officer of POZEN since 1996. Vice President of Development at Texas Biotechnology Corporation from 1993 to 1995.

Seth A. Rudnick, M.D. (1)(3)	64	2011

Venture partner and previously general partner at Canaan Partners, a venture capital firm, since 1998. Formerly, Chief Executive Officer and Chairman of CytoTherapeutics Inc., a company developing stem cell-based therapies. Helped found and served as the Head of Research and Development for Ortho Biotech, a division of Johnson & Johnson focusing on cancer and chronic illnesses from 1991 to 1998. Serves of the Boards of the following privately held biotechnology companies: Chimerix, Inc., Liquidia Technologies, Inc., ORTHOCON, Inc., Spine Wave, Inc. and VaxInnate, Inc. Currently a Clinical Adjunct Professor of Medicine at University of North Carolina, Chapel Hill.

(1)	Member of Nominating/Corporate Governance Committee.
(2)	Member of Compensation Committee.
(3)	Member of the Audit Committee.

Director Experience, Qualifications, Attributes and Skills

We believe that the backgrounds and qualifications of our directors and director nominees, considered as a group, provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Our Nominating/Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. However, our Nominating/Corporate Governance Committee values diversity on our Board and considers the diversity of the professional experience, education and skills, as well as diversity of origin, in identifying director nominees. Our Board is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside the United States, as well as experience serving on other companies’ boards, which provides an understanding of different business processes, challenges and strategies facing boards and other companies. Our directors have experience as chief executive officers and presidents of pharmaceutical and biotechnology companies which brings unique perspectives to the Board. Further, our directors also have other experience that makes them valuable members, such as prior experience with financing transactions or mergers and acquisitions that provides insight into issues faced by companies.

The following highlights the specific experience, qualification, attributes and skills of our individual Board members, or nominees for the Board, that have led our Nominating/Corporate Governance Committee to conclude that these individuals should serve on our Board:

Kenneth B. Lee, Jr., our lead independent director, brings his extensive accounting and financial background to the Board, as well as expertise in the life sciences industry from his experience as a general partner of several venture capital funds specializing in life sciences. He has also served and is serving on the boards and audit committees of several public pharmaceutical companies similar in size to the Company, including serving as Chairman of the Board of Biocryst Pharmaceuticals, Inc. Mr. Lee is also a co-founder of the National Conference on Biotechnology Ventures.

Jacques F. Rejeange had a distinguished career in the pharmaceutical industry both in marketing and sales and general management, and, prior to his retirement in 2005, served as chief operating officer and later president and chief executive officer of Sterling Winthrop, Inc., and president and chief executive officer of Sandoz Pharmaceuticals Corporation USA. He also has a long history with and knowledge of the Company, serving as one of the earliest members of the Board of Directors of the Company and as Chairman of the Board from 1997-2000.

Arthur S. Kirsch has over 25 years of experience working in the equity capital markets and has extensive knowledge of the healthcare and life sciences field. Mr. Kirsch, who has spent the majority of his career in investment banking with a focus on the healthcare industry, brings both financial and industry expertise to the Board.

Neal F. Fowler brings his extensive background in the pharmaceutical industry acquired through a variety of marketing and general manager positions at several large pharmaceutical companies. He is currently chief executive officer at Liquidia Technologies, Inc., a position which has provided him with experience in running an emerging growth company.

Martin Nicklasson has spent his career in the pharmaceutical industry, and has extensive experience in research and development, as well as marketing and business development. A certified pharmacist in Sweden who also holds a Ph.D. in pharmaceutical technology, Dr. Nicklasson spent most of his career at AstraZeneca in a variety of senior executive positions and was formerly president and chief executive officer of Swedish Orphan Biovitrum AB, a publically listed specialty pharmaceutical company in Sweden.

Seth A. Rudnick brings deep operational experience in the pharmaceutical and biotechnology industries acquired through a variety of senior research and development positions in several large and mid-size pharmaceutical companies and as CEO and Chairman of CytoTherapeutics, Inc. Since 1998, Dr. Rudnick has served as a general and now a venture partner at Canaan Partners, a global venture capital firm with significant investments in the healthcare sector, which has provided him with significant experience in and insight into life sciences investments.

John R. Plachetka, our chairman of the board, president and chief executive officer, brings over twenty five years of experience in the pharmaceutical industry. Prior to joining the Company, Dr. Plachetka served as president and chief executive officer of Clinical Research Foundation-America, a top-10 contract clinical research company in the U.S. and as vice president of development at Texas Biotechnology Corporation. This was preceded by a nine-year career at Glaxo Inc. where Dr. Plachetka held various executive positions including director of cardiovascular clinical research and led the U.S. development program for Imitrex®, Trandate®, and a thromboxane antagonist. He also participated in the development program for Zantac® tablets and injection. Dr. Plachetka also formerly served as assistant professor of Pharmacy Practice and Cardiovascular and Thoracic Surgery at the University of Arizona.

Vote Required for Election

The receipt of a plurality of the votes cast by stockholders entitled to vote in the election of directors is required for the election of each of the nominees listed above as a Class I director of POZEN.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Independence of Directors

Our Board has determined that each of the members of the Board, with the exception of Dr. John R. Plachetka, who serves as our Chairman, President and Chief Executive Officer, is independent as that term is defined under the applicable independence listing standards of the NASDAQ Global Market, or NASDAQ.

Meetings

Our Board held 10 meetings of the Board during the year ended December 31, 2012. During the year, no incumbent director attended fewer than 75% of the aggregate of all meetings of the Board held during the period in which he or she served as a director and the total number of meetings held by the committee on which he or she served during the period. It is the policy of our Board that each director attend our annual meetings of stockholders. With the exception of two retiring directors, all of our directors attended our 2012 Annual Meeting of Stockholders held on June 7, 2012.

Board Leadership Structure and Role in Risk Oversight

Our Board evaluates its leadership structure and role in risk oversight on an ongoing basis. Since January 2001, our leadership structure has combined the Chairman of the Board, President and Chief Executive Officer roles into one position. Currently, Dr. Plachetka, our co-founder, serves as Chairman of the Board, President and Chief Executive Officer of our company. Since 2004, our Board has also designated a lead independent director who acts as the leader of the independent directors of the Board and as chairperson of the executive sessions of our independent directors, serves as a non-exclusive intermediary between the independent directors and management, including our Chairman of the Board, President and Chief Executive Officer, provides input to the Chairman in planning agendas for Board meetings and facilitates discussions among the independent directors as appropriate between Board meetings. Currently, Mr. Lee serves as our lead independent director. The independent directors meet in executive session without the Chairman or members of management in attendance at least quarterly. Our Board determines what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company, the current stage of development and commercialization of our products and product candidates and other relevant factors. After considering these factors, our Board has determined that the combined roles of Chairman of the Board, President and Chief Executive Officer, along with a lead independent director, is an appropriate board leadership structure for the Company at this time. The Board believes that it is highly beneficial to the Company for Dr. Plachetka to serve in these multiple roles since as the Company’s co-founder, Chief Scientific Officer, named inventor on all of the Company’s issued patents and patent applications, and the Company’s largest shareholder, Dr. Plachetka is uniquely positioned to serve in both the role of chief executive and Board leader.

The Board is also responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes. This division of responsibilities is the most effective approach for addressing the risks facing the Company, and the Company’s board leadership structure supports this approach. Through our Chairman of the Board, President and Chief Executive Officer, and other members of management, the Board receives periodic reports regarding the risks facing the Company. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding our risk and control environment.

Committees of the Board

Our Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. These committees, their principal functions and their respective memberships are described below.

Audit Committee

The current members of the Audit Committee are Mr. Kirsch, who serves as Chairman, Mr. Lee, Mr. Nicklasson, and Dr. Rudnick. Each of the members of the Audit Committee is independent as defined by the applicable NASDAQ listing standards and Securities and Exchange Commission, or the SEC, rules applicable to audit committee members. Our Board has determined that each also qualifies as an audit committee financial expert as defined by the SEC.

The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee oversees our financial reporting process and system of internal control over financial reporting, and selects and oversees the performance of, and approves in advance the services provided by, our independent auditors. The Audit Committee provides an open avenue of communication among our independent auditors, financial and senior management and the Board. The Audit Committee meets regularly with our independent auditors without management present, and from time to time with management in separate private sessions, to discuss any matters that the Committee or these individuals believe should be discussed privately with the Audit Committee, including any significant issues or disagreements that may arise concerning our accounting practices or financial statements. The Audit Committee also oversees our whistleblower policy for receiving and handling complaints or concerns regarding accounting, internal accounting controls or auditing matters. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding our risk and control environment.

The Audit Committee held 6 meetings during the year ended December 31, 2012. A copy of the Audit Committee’s charter is posted on our website at www.POZEN.com.

Nominating/Corporate Governance Committee

The current members of the Nominating/Corporate Governance Committee are Mr. Rejeange, who serves as Chairman, Mr. Fowler, and Dr. Rudnick. Each of the members of the Nominating/Corporate Governance Committee is independent as defined by the applicable NASDAQ listing standards. On February 26, 2013, Mr. Rejeange announced his intention not to stand for reelection at the Annual Meeting and retire as Chairman of the Compensation Committee upon expiration of his term. There are no disagreements between us and Mr. Rejeange concerning our operations, policies or practices. Upon the recommendation of the Nominating/Corporate Governance Committee, the Board has voted to appoint Dr. Rudnick as Chairman of the committee upon Mr. Rejeange’s retirement.

The Nominating/Corporate Governance Committee assists the Board in fulfilling its responsibilities regarding the oversight of the composition of the Board and other corporate governance matters. Among its other duties, the Nominating/Corporate Governance Committee evaluates nominees and reviews the qualifications of individuals eligible to stand for election and reelection as directors and makes recommendations to the Board on this matter; oversees compliance with our Code of Business Conduct and Ethics; reviews and approves related party transactions; recommends and advises the Board on certain other corporate governance matters; and oversees the Board’s performance evaluation process. The Nominating/Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. However, our Nominating/Corporate Governance Committee values diversity on our Board and considers the diversity of the professional experience, education and skills, as well as diversity of origin, in identifying director nominees.

The Nominating/Corporate Governance Committee held 4 meetings during the year ended December 31, 2012. A copy of the Nominating/Corporate Governance Committee’s charter is posted on our website at www.POZEN.com.

Review and Approval of Related Person Transactions. Our Board has adopted written policies and procedures for the review, approval or ratification of transactions involving POZEN and any executive officer, director, director nominee, 5% stockholder and certain of their immediate family members (each of whom we refer to as a “related person”). The policies and procedures cover any transaction involving $120,000 or more with a related person (a “related person transaction”) in which the related person has a material interest and which does not fall under an explicitly stated exception set forth in the applicable disclosure rules of the SEC.

Any proposed related person transaction must be reported to the Chairman of our Nominating/Corporate Governance Committee. The policy calls for the transaction to be reviewed and, if deemed appropriate, approved by the Nominating/Corporate Governance Committee. The transaction should be approved in advance whenever practicable. If not practicable, the Nominating/Corporate Governance Committee will review, and may, if deemed appropriate, ratify the related person transaction. The policy also permits the Chairman of the Nominating/Corporate Governance Committee to approve related person transactions that arise between committee meetings, subject to ratification by the Nominating/Corporate Governance Committee at its next meeting. Any related person transaction that is ongoing in nature will be reviewed annually.

A related person transaction will be considered approved or ratified if it is authorized by the Nominating/Corporate Governance Committee or Chairman after full disclosure of the related person’s interest in the transaction. The transaction may be approved or ratified only if the Nominating/Corporate Governance Committee determines that the transaction is not inconsistent with POZEN’s best interests. In considering related person transactions, the Nominating/Corporate Governance Committee will consider any information considered material to investors and the following factors:

—	the related person’s interest in the transaction;
—	the approximate dollar value of the transaction;
—	whether the transaction was undertaken in the ordinary course of our business;
—	whether the terms of the transaction are no less favorable to us than terms that we could have reached with an unrelated third party; and
—	the purpose and potential benefit to us of the transaction.

The policy provides that transactions involving the compensation of our executive officers will be reviewed and approved by the Compensation Committee or our Board, in accordance with the Compensation Committee’s charter.

Evaluation and Identification of Director Nominees. The Nominating/Corporate Governance Committee considers a number of factors in identifying and evaluating director nominees. While all nominees should have the highest personal integrity, meet any regulatory qualifications and have a record of exceptional ability and judgment, the Board relies on the judgment of members of the Nominating/Corporate Governance Committee, with input from our Chairman, President and Chief Executive Officer, to assess the qualifications of potential Board nominees with a view to the contributions that they would make to the Board and to POZEN. Because our Board believes that its members should ideally reflect a mix of experience and other qualifications, there is no rigid formula. Our Nominating/Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. However, our Nominating/Corporate Governance Committee values diversity on our Board and considers the diversity of the professional experience, education and skills, as well as diversity of origin, in identifying director nominees. In evaluating potential candidates, the Nominating/Corporate Governance Committee will consider, among others things, the degree to which a potential candidate fulfills a current Board need (e.g., the need for an audit committee financial expert), as well as the candidate’s ability and commitment to understand POZEN and its industry and to devote the time necessary to fulfill the role of director (including, without limitation, regularly attending and participating in meetings of the Board and its Committees). In considering potential candidates, the Nominating/Corporate Governance Committee will consider the overall competency of the Board in the following areas:

—	industry knowledge;
—	accounting and finance;
—	business judgment;
—	management;
—	leadership;
—	business strategy;
—	crisis management; and
—	corporate governance.

In addition, the Nominating/Corporate Governance Committee may consider other factors, as appropriate in a particular case, including, without limitation, the candidate’s:

—	sound business and personal judgment;
—	diversity of origin, experience, background and thought;
—	senior management experience and demonstrated leadership ability;
—	accountability and integrity;
—	financial literacy;
—	industry or business knowledge, including science, technology, and marketing acumen;
—	the extent, nature and quality of relationships and standing in the research and local communities;
—	in connection with nominees to be designated as “independent” directors, “independence” under regulatory definitions, as well as in the judgment of the Nominating/Corporate Governance Committee;
—	independence of thought and ideas; and
—	other board appointments and service.

The Nominating/Corporate Governance Committee considers recommendations for nominations from a variety of sources, including members of the Board, business contacts, community leaders and members of management. As described below, the Nominating/Corporate Governance Committee will also consider stockholder recommendations for Board nominees. The Nominating/Corporate Governance Committee’s process for identifying and evaluating candidates is the same with respect to candidates recommended by members of the Board, management, stockholders or others.

Stockholder Director Nominee Recommendations. The Nominating/Corporate Governance Committee will consider director nominees recommended by stockholders. Stockholders who wish their proposed nominee to be considered by the Nominating/Corporate Governance Committee for nomination at our next annual stockholders’ meeting should submit information about their nominees by no later than 120 days prior to the one year anniversary of the mailing of the proxy statement for our most recent annual meeting of stockholders. Stockholders who wish to recommend a nominee should submit the following information in writing to the Chairman of the Nominating/Corporate Governance Committee, c/o POZEN Inc., 1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina 27517:

—

the name of the candidate and the information about the individual that would be required to be included on a proxy statement under the rules of the SEC (including without limitation such individual’s qualifications, experience, background and share ownership, if any);

—	information about the relationship between the candidate and the nominating stockholder;
—	the consent of the candidate to serve as a director; and
—	proof of the number of shares of our common stock that the nominating stockholder beneficially owns and the length of time the shares have been owned.

Stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating/Corporate Governance Committee or the Board, by following the procedures set forth in our bylaws as described at “Certain Deadlines for the 2014 Annual Meeting” in this proxy statement.

Compensation Committee

The current members of the Compensation Committee are Mr. Lee, Mr. Kirsch, Dr. Nicklasson and Mr. Fowler. Mr. Lee serves as Chairman of the Compensation Committee. Each of the current members of the Compensation Committee is independent as defined by the applicable NASDAQ listing standards.

Decisions regarding the compensation of our executive officers are made by the Compensation Committee. The Compensation Committee’s principal responsibilities include reviewing POZEN’s overall compensation philosophy and the adequacy and market competitiveness of our compensation plans and programs, evaluating the Company’s compensation policies and practices to determine whether these policies and practices create incentives for a particular employee group to take actions which could put the Company at undue risk, evaluating the performance of and reviewing and approving compensation for our executive officers, evaluating and recommending director compensation, and reviewing and discussing with management the Compensation Discussion and Analysis included in this proxy statement. The Compensation Committee also administers our equity-based and other incentive plans, including assuming responsibility for granting, or delegating as appropriate the authority for granting, and making decisions with respect to, awards under our equity compensation and other incentive plans.

To assist in its efforts to meet the objectives and responsibilities outlined above, the Compensation Committee has retained an executive compensation consultant. During 2012, the Compensation Committee retained Radford Surveys and Consulting (Radford), a nationally known executive compensation and benefits consulting firm, to advise it on various matters related to executive and director compensation and compensation programs. Radford may also from time to time advise management, with the Compensation Committee’s consent. Radford was hired by and reports to the Compensation Committee. Pursuant to its charter, the Compensation Committee has the power to hire and fire such consultants and to engage other advisors. A human resources consultant retained by management also provides information and support to the Compensation Committee as requested.

The Compensation Committee held 12 meetings during the year ended December 31, 2012. A copy of the Compensation Committee’s charter is posted on our website at www.POZEN.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. None of the members of our Compensation Committee has ever been our employee or one of our officers.

Stockholder Communications to the Board of Directors

Stockholders may send communications to our Board in writing, addressed to the full Board of Directors or a specific committee of the Board, c/o Investor Relations Manager, 1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina 27517, telephone 919-913-1030, email investors@POZEN.com.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees (including our principal executive officer, chief financial officer and other members of our finance and administration department) and our directors. Our Code of Business Conduct and Ethics is posted on our website at www.POZEN.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of our Code of Business Conduct and Ethics.

Compensation of our Directors

Discussed in the following paragraphs and tables is the compensation paid to the non-employee directors who serve on our Board. Directors who are also our employees do not receive any additional compensation for their service as directors of the Company.

Cash Compensation. We reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings and otherwise in connection with service as a director. We also pay each non-employee director the following retainer fees:

—	An annual retainer of $40,000.
—

An annual retainer for Board committee Chairs, as follows: $7,500 for service as Chair of the Nominating/Corporate Governance Committee; $10,000 for service as Chair of the Compensation Committee; and $15,000 for service as Chair of the Audit Committee.

—

An annual retainer for Board committee members (other than committee Chairs), as follows: $6,000 for service on the Nominating/Corporate Governance Committee; $8,000 for service on the Compensation Committee; and $10,000 for service on the Audit Committee.

All retainers are payable quarterly and pro-rated for service of less than a full quarter; retainers may be reduced if a director fails to attend at least 75% of all required Board and committee meetings. No compensation is paid to directors for attendance at individual Board or Board committee meetings.

Equity Compensation. Each non-employee director is eligible to receive the following equity compensation:

—

Upon his or her initial election to the Board, stock options to purchase 20,000 shares of our common stock. This initial grant vests one-third annually over three years, subject to continued service as a director.

—

On the date of each annual meeting of stockholders, a combination of 5,000 restricted stock units, or RSUs, payable in shares of our common stock and stock options to purchase 5,000 shares of our common stock. The RSUs and the stock options vest on the earlier of the one-year anniversary of the grant or the date of the next annual stockholder meeting, subject in either case to the director’s continued service on the Board at that date.

Both the initial and the annual stock options are granted at an exercise price per share equal to the closing price of our common stock, as reported on NASDAQ, on the date of grant, have a ten-year term and are exercisable for a period of up to three years following the date the director’s service on the Board terminates, to the extent vested as of such date. Directors who join the Board less than 90 days prior to the date of the next annual stockholder meeting will receive a 50% reduction in their initial year’s annual RSUs and stock options. All stock options and RSUs awarded pursuant to this director compensation program are granted under and subject to the terms and conditions of the POZEN Inc. 2010 Equity Compensation Plan (or for prior grants, the Second Amended and Restated POZEN Inc. 2000 Equity Compensation Plan, or the 2000 Equity Compensation Plan) including without limitation the terms providing for acceleration of vesting upon a change of control.

The Board has adopted a non-employee director stock ownership guideline of shares equal in value to three times the annual director retainer of $40,000, to be acquired over a five year period. Directors are generally encouraged to hold their shares of POZEN stock while they serve on the Board. The Board does not feel it is necessary to adopt a stock ownership guideline for the chairman and chief executive officer while Dr. Plachetka, the Company’s largest shareholder, remains in this position.

The Board also established a retirement program based on a combination of age and years of service pursuant to which qualifying directors may become entitled to receive extended exercisability or accelerated vesting of outstanding options. If a non-employee director leaves the Board at age 55 or older having served as a director for at least six years, which need not be served consecutively, the period of time in which the director may exercise any vested outstanding stock options is extended to the shorter of 3 years after the date of retirement or the term of the option. If a qualifying director has served for at least 12 years, which need not be served consecutively, at the time of retirement from the Board, the vesting of all unvested grants will also be accelerated.

The following table further summarizes the compensation paid by us to our non-employee directors during the

2012 fiscal year. Except as noted below, all of our directors are paid at the same rate. The differences among directors in the table below are a function of additional compensation for chairing a committee and/or serving on one or more committees.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4) (5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Neal F. Fowler	$50,000	$32,950	$19,950	--	--	--	$102,900
Arthur S. Kirsch	$71,000	$32,950	$19,950	--	--	--	$123,900
Kenneth B. Lee, Jr.	$76,000	$32,950	$19,950	--	--	--	$128,900
Martin Nicklasson, Ph.D.	$53,000	$32,950	$19,950	--	--	--	$105,900
Jacques F. Rejeange	$52,000	$32,950	$19,950	--	--	--	$104,900
Seth A. Rudnick, M.D.	$65,500	$32,950	$19,950	--	--	--	$118,400

(1)	Dr. John R. Plachetka, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of POZEN and thus receives no compensation for his services as a director or as Chairman. The compensation received by Dr. Plachetka is shown in the Summary Compensation Table and other executive compensation tables included in this proxy statement.

(2)	Consists of the following:

a.	Neal F. Fowler: four quarterly payments toward 2012 annual fees, including a 2012 annual retainer of $40,000 and $10,000 for service as a member of one or more Board Committees.
b.	Arthur S. Kirsch: four quarterly payments toward 2012 annual fees, including a 2012 annual retainer of $40,000, $20,000 for service as Chair of the Audit Committee and $11,000 for service as a member of one or more Board Committees.
c.	Kenneth B. Lee, Jr.: one $14,500 quarterly payment toward 2011 and four quarterly payments toward 2012 annual fees, including a 2012 annual retainer of $40,000, $7,500 for serving as Chairman of the Compensation Committee and $14,000 for service as a member of one or more Board Committees.
d.	Martin Nicklasson: four quarterly payments toward 2012 annual fees, including a 2012 annual retainer of $40,000 and $13,000 for service as a member of one or more Board Committees.
e.	Jacques F. Rejeange: four quarterly payments toward 2012 annual fees, including a 2012 annual retainer of $40,000 and $12000 for serving as Chairman of the Governance Committee.
f.	Seth A. Rudnick: one $12,500 quarterly payment toward 2011 and four quarterly payments toward 2012 annual fees, including a 2012 annual retainer of $40,000 and $13,000 for service as a member of one or more Board Committees.

(3)

The amounts included in this column are the dollar amounts representing the full grant date fair value of each restricted stock unit award calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. At December 31, 2012, each director held awards of 5,000 restricted stock units, all of which had been granted on June 7, 2012 and vest on the earlier of the one-year anniversary of the grant or the date of the next annual stockholder meeting (the 2013 Annual Meeting). For information on the valuation assumptions used in calculating this amount, see Note 6 to POZEN’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC.

(4)	The amounts included in this column are the dollar amounts representing the full grant date fair value of each stock option award calculated in accordance with FASB ASC Topic 718 and do not represent the actual value that may be recognized by the directors upon option exercise. For information on the valuation assumptions used in calculating this amount, see Note 6 to POZEN’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC

(5)	The following table lists the number of outstanding options held by each of the directors as of December 31, 2012, and provides additional information concerning the options granted to these directors during 2012, each of which was granted at an exercise price equal to the closing price of POZEN’s common stock as reported by NASDAQ on the respective date of grant. Options granted prior to 2007 vest annually over four years and annual option grants after 2006 vest on the earlier of the one-year anniversary of the grant or the date of the next annual stockholders meeting. The Grant Date Fair Value dollar amounts represent the full grant date fair value of each stock option award calculated in accordance with FASB ASC Topic 718 and do not represent the actual value that may be recognized by the directors upon option exercise. For information on the valuation assumptions used in calculating this amount, see Note 6 to POZEN’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC.

Name	Options Outstanding as of December 31, 2012 (#)	Options Granted in 2012 Fiscal Year (#)	Date of 2012 Option Grant	2012 Option Expiration Date	2012 Option Exercise Price ($/Sh)	Grant Date Fair Value of Option Awards Granted in 2012 ($)
Neal F. Fowler	32,500	5,000	06/07/12	06/07/22	$6.59	$19,950
Arthur S. Kirsch	83,333	5,000	06/07/12	06/07/22	$6.59	$19,950
Kenneth B. Lee, Jr.	111,667	5,000	06/07/12	06/07/22	$6.59	$19,950
Martin Nicklasson, Ph.D.	27,500	5,000	06/07/12	06/07/22	$6.59	$19,950
Jacques F. Rejeange	50,000	5,000	06/07/12	06/07/22	$6.59	$19,950
Seth A. Rudnick, M.D.	27,500	5,000	06/07/12	06/07/22	$6.59	$19,950

OUR EXECUTIVE OFFICERS

Below is information about John R. Plachetka, William L. Hodges, Elizabeth A. Cermak, John G. Fort, Gilda M. Thomas, our executive officers, and Tomás S. Bocanegra, M.D., a former executive officer who retired from the Company on October 31, 2012. This information includes each officer’s age, his or her position with POZEN, the length of time he or she has held each position and his or her business experience for at least the past five years. Our Board elects our executive officers annually, and executive officers serve until they resign or the Board terminates their position. There are no family relationships among any of our directors, nominee for director and executive officers.

Name	Age	Position

John R. Plachetka, Pharm.D.	59	Chairman, President and Chief Executive Officer

William L. Hodges	58	Senior Vice President, Finance and Administration, Chief Financial Officer

Name	Age	Position

Elizabeth A. Cermak	55	Executive Vice President, Chief Commercial Officer

Tomás S. Bocanegra, M.D.	64	Executive Vice President, Development

John G. Fort, M.D.	58	Chief Medical Officer

Gilda M. Thomas	58	Senior Vice President and General Counsel

John R. Plachetka, Pharm.D. is Chairman of the Board of Directors, a co-founder, President and Chief Executive Officer of POZEN and has held such positions since our inception in 1996. Prior to founding POZEN, Dr. Plachetka was Vice President of Development at Texas Biotechnology Corporation from 1993 to 1995 and was President and Chief Executive Officer of Clinical Research Foundation-America, a leading clinical research organization, from 1990 to 1992. From 1981 to 1990, he was employed at Glaxo Inc. Dr. Plachetka received his B.S. in Pharmacy from the University of Illinois College of Pharmacy and his Doctor of Pharmacy from the University of Missouri-Kansas City.

William L. Hodges joined POZEN in August 2004 as Senior Vice President of Finance and Administration and Chief Financial Officer. Mr. Hodges began his career in the pharmaceutical industry with Burroughs Wellcome Co. in 1985. In 1991, he moved to London and worked in Group Finance for the Wellcome Foundation, Ltd. Mr. Hodges worked on mergers and acquisitions and was Regional Controller for Northern Europe and Japan. In 1993, he returned to Burroughs Wellcome in North Carolina as Director of Procurement. Mr. Hodges was Vice President, Corporate Planning and Business Support at GlaxoWellcome before being appointed acting Senior Vice President and CFO for the fifteen months leading up to the merger between GlaxoWellcome plc and SmithKline Beecham plc which was completed in December 2000. From 2001 to 2003, Mr. Hodges was Senior Vice President and CFO of Pergo, Inc. located in Raleigh, North Carolina. Mr. Hodges received his B.S. in Business Administration from the University of North Carolina at Chapel Hill and is a Certified Public Accountant.

Elizabeth A. Cermak joined POZEN in September 2009 as Executive Vice President and Chief Commercial Officer. Prior to joining POZEN, Ms. Cermak was Worldwide Vice President in the Consumer Health Division of Johnson and Johnson from 2006. From 2005, she was Vice President Business Development for McNeil Consumer and Specialty, Inc. and from 2003 to 2005 was Vice President, Women’s Health Franchise at Ortho-McNeil Pharmaceuticals, Inc. She has spent over 25 years in the healthcare industry and has led a number of marketing and sales organizations. Ms. Cermak holds an MBA in Finance from Drexel University in Philadelphia, PA, and a BA Cum Laude in Accounting and Spanish from Franklin and Marshall College in Lancaster, PA.

Tomás S. Bocanegra joined POZEN in July 2011 as Executive Vice President, Development. He retired from the Company on October 31, 2012. Prior to joining POZEN, Dr. Bocanegra most recently held management positions at Daiichi Sankyo Pharma Development, including Senior Vice President from 1999 until 2011, overseeing the global development of new products in various therapeutic areas, including cardiovascular disease, oncology, pain and bone disorders. He holds his M.D. from Cayetano Heredia University in Lima, Peru and is a Fellow of the American College of Physicians and a Fellow of the American College of Rheumatology.

John G. Fort, M.D. joined POZEN in July 2007 as Chief Medical Officer. Prior to joining POZEN, Dr. Fort was Vice President, Medical Affairs at Adolor Corporation and held positions with Pfizer Inc., including Vice President, Medical Affairs, and was Vice President, Arthritis and Pain at G.D. Searle & Co., Monsanto Corporation from September 1994 to December 2003. Prior to joining the pharmaceutical industry, he was an Associate Professor of Medicine at Thomas Jefferson University, Division of Rheumatology. Dr. Fort received his M.D. from the University of Valencia Faculty of Medicine and is board certified in internal medicine with a subspecialty certification in rheumatology.

Gilda M. Thomas joined POZEN in January 2007 as Senior Vice President and General Counsel. Prior to joining POZEN, Ms. Thomas was Vice President, General Counsel and company secretary at EMD Pharmaceuticals, Inc., an affiliate of Merck KGaA, Darmstadt, Germany from July 2001 to December 2006. Prior to joining EMD, she spent 14 years at Burroughs Wellcome Co., which merged into Glaxo Welcome, Inc. At Glaxo

Wellcome Ms. Thomas was Associate General Counsel responsible for the 13 member corporate section of the legal department. Ms. Thomas received her J.D. from Harvard Law School, a M.S. from Simmons College and a B.A. from Wellesley College.

EXECUTIVE COMPENSATION

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, included in this proxy statement with management. Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in POZEN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and this proxy statement.

Submitted by:

The Compensation Committee of the Board of Directors

 Kenneth B. Lee, Jr, Chairman

Arthur S. Kirsch

Neal F. Fowler

Martin Nicklasson, Ph.D.

Compensation Discussion and Analysis

This CD&A explains our compensation program as it pertains to our named executive officers – namely, our President and Chief Executive Officer, or CEO, our Chief Financial Officer, and our three other most highly compensated executive officers. Dr. Bocanegra, previously a named executive officer, retired in October, 2012. For purposes of this CD&A, we refer to these persons as our “executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

Executive Summary of 2012 Performance

We are a pharmaceutical company focused on transforming medicine that can transform lives. We operate a business model that focuses on (i) developing innovative products that meet unmet medical needs in the marketplace; (ii) obtaining patents for those innovative ideas which we believe have value in the marketplace; (iii) utilizing a small group of talented employees to develop those ideas by working with strategic outsource partners; (iv) developing a regulatory pathway with the appropriate agency and (v) determining how best to commercialize our products. In 2008, we received approval from the U.S. Food and Drug Administration, or FDA, for our first product in the United States, Treximet® (sumatriptan and naproxen sodium). In April 2010, we received approval from FDA for our second product in the United States, VIMOVO™ (naproxen and esomeprazole magnesium) delayed release tablets and in October 2010, we received positive agreement for approval in 23 countries across the European Union. Other Member States and countries worldwide are now pursuing pricing and reimbursement and national approvals. Further, we continued to execute on the development of our PA product candidates which contains a combination of a proton pump inhibitor and enteric coated aspirin in a single tablet. On November 23, 2011, we entered into a Purchase and Sale Agreement with CPPIB Credit Investments Inc., or CII, pursuant to which we sold, and CII purchased, our right to receive future royalty payments arising from U.S. sales of MT 400, including Treximet. Under the Purchase Agreement, we received a purchase price of $75 million and will receive a twenty percent (20%) interest in any royalties received by CII relating to the period commencing on April 1, 2018. We receive royalties based on sales of VIMOVO™ from our commercialization partner. We have decided to retain ownership of our PA product candidates through the clinical development and pre-commercialization stage. Our chief commercial officer is responsible for developing the commercialization strategy for these products and conducting all the required pre-commercialization activities prior to licensing these products to commercial partners. We expect to focus a substantial portion of our efforts on the submission of a New Drug Application, or NDA, for our PA32540 and PA8140 product candidates, enter into partner relationships for the continued development and commercialization of these product candidates and other unlicensed assets in the United States and other territories, and to control expenses consistent with the achievement of these goals. With respect to future products we may develop, we intend to continue our historical business model in which the Company funds development activities for pipeline products through proof of concept and then licenses the product prior to initiating Phase 3 clinical trials. We believe we have been affected by the global economic recession in the same way as other companies in our industry due to the impact that the downturn in the markets has had on our stock price. Given our overall business model described above, we do not believe that our incentive programs encourage short-term risky behavior because the performance criteria on which our incentive programs are primarily based are longer-term corporate goals designed to reward our executives for outstanding corporate performance, including success in progressing our development programs and our pre-commercialization activities.

Responsibility; Philosophy; Objectives

The Compensation Committee of our Board, which is comprised solely of independent directors and “outside directors” as determined under Internal Revenue Code Section 162(m) and the applicable Treasury Regulations, is responsible for our executive compensation program. The Compensation Committee receives staff support from members of our management and from management’s human resources consultant. In addition, the Compensation Committee directly engages an external compensation consultant to advise and assist the Committee in the performance of its duties. As part of its 2012 review of the Company’s compensation programs, the Committee engaged Radford Surveys + Consulting, or Radford, to assist with several compensation-related projects, including an assessment of our executive officer and director compensation programs.

The Compensation Committee reviews and approves all compensation paid to our executive officers and is responsible for determining the most appropriate, total executive compensation principles that govern such compensation. These principles are based on our business strategy and business model and are designed to be competitive with our peer group of companies and consistent with stockholder interests. In accordance with its charter, the Compensation Committee’s responsibilities include reviewing and approving our overall compensation philosophy and the adequacy and market effectiveness of our compensation plans and programs; evaluating the performance of and reviewing and approving total compensation for our executive officers; and administering our equity-based and other incentive programs.

We are committed to providing competitive levels of compensation to our employees, including our executive officers, to ensure that we are able to recruit, retain and motivate the high caliber talent we require in our business. Our business model includes a significant amount of outsourcing and we therefore need smart, talented, experienced project managers in each area of expertise to be successful. We believe it is important that our employees be given the opportunity to be well rewarded for strong performance against goals that support individual development and our future success. In determining the total compensation for our executive officers, the Compensation Committee’s aim is to provide compensation that assists us in meeting these objectives. The Compensation Committee seeks to maintain compensation that is in overall conformance with sound market practices and comparable to and competitive with the compensation packages of executives of similar companies, while recognizing individual and organizational performance.

We rely on survey data and information on compensation paid by comparable companies from time to time to benchmark our executive compensation programs.

The Compensation Committee retained Radford to assist with a number of compensation-related projects. The companies below were identified by Radford in 2012 as the POZEN peer group for purposes of compensation benchmarking. This listing is identical to the 2011 POZEN peer group other than the elimination from the current listing of those 2011 companies which do not currently exist .

Biocryst Pharmaceuticals Inc.	Pain Therapeutics, Inc.
Cornerstone Therapeutics	Progenics Pharmaceuticals, Inc.
GTx	Santarus, Inc.
Idenix Pharmaceuticals	Targacept, Inc.
InterMune	The Medicines Company
NPS Pharmaceuticals	Vical, Incorporated
Osiris Therapeutics	Vanda Pharmaceuticals

These companies were selected based on the following criteria:

—	Market Capitalization: range of 50% to 200% of the Company’s then current valuation, approximately $100M to $500M.
—	Publicly traded biopharmaceuticals/biotherapeutics companies with a product on the market, with consideration for the therapeutic area
—	Location: predominately east coast (as available).

Radford has served as an advisor to the Compensation Committee in since 2008 in connection with the compensation decisions for the executive officers. As part of its review of the 2012 compensation, the Committee consulted with Radford. As part of its review of the 2012 compensation, the Committee consulted with Radford to confirm that its 2012 compensation decisions were in line with industry norms. Other than services provided to the Committee, Radford did not perform any services for the Company or any of its management in 2012. Radford is an affiliate of Aon Hewitt, a global leader in human resources solutions. Aon Hewitt is an affiliate of Aon plc, a leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. In 2012, Aon Risk Solutions provided services to the Company in connection with obtaining product liability/business liability insurance.

What we reward

Our executive compensation program is designed to reward achievement of annual and long-term corporate goals, as well as individual goals that are supportive of our corporate goals and strategic objectives. Our executive officers establish and submit annual corporate goals for the year to our Board for approval. These annual business goals are based on calendar year objectives that are specific and measurable, and align with our longer term strategic direction. The goals represent important corporate achievements and value drivers of POZEN, and generally involve progressing specific product candidates in the product development pipeline, achieving product regulatory milestones, achieving financial targets or progressing corporate strategic activities. The Compensation Committee evaluates the achievement of these goals, along with completion of other strategic activities and individual performance, and uses its discretion to determine annual adjustments to compensation and annual awards for our executive officers. The Compensation Committee recognizes that internal, external and other extraordinary factors may lead to adjustments of corporate efforts that may not be reflected in our annual Board-approved corporate goals; therefore, the Compensation Committee uses its judgment in completing a thorough review of annual corporate and personal performance before the annual awards are approved.

Our compensation program is designed to provide higher levels of pay when executive and organizational performance exceeds the performance standards. Likewise, individual and organizational performance that falls short of the approved standards will result in payments and overall compensation that are at the lower end of competitive market targets. Our compensation programs are designed not only to reward past performance, but to provide incentives for continued high levels of executive performance, particularly through the multi-year vesting of our equity awards. We also consider the use of special one-time incentive programs for longer term, key objectives, such as the PA32540 equity program which was implemented in 2011 and the PA8140 equity program which was implemented in 2012, as described in this proxy statement at page 27 under “Equity and other long-term incentive compensation.” Individual executives are reviewed annually to assess performance against their goals. We are guided by the overarching principle that the highest comparative levels of compensation should be paid to our highest performing executives.

We believe our approach to goal setting assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. In addition, under the POZEN Inc. 2010 Equity Compensation Plan (the “2010 Plan” or the “Plan”), we may provide a mix of equity award instruments that includes performance based equity awards, full value awards as well as the multi-year vesting of our equity awards, which will also mitigate risk and properly account for the time horizon of risk.

We believe that the mix of salary and potentially significant variable cash and equity-based incentives that we employ in our executive compensation program motivates our executive officers to work to build long-term value for our stockholders. The Compensation Committee believes that, based on its evaluation, the compensation paid to our executive officers, as reported in this CD&A and the compensation tables included in this proxy statement, is fair and reasonable.

Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an annual, nonbinding advisory vote on executive compensation (a “say-on-pay proposal”). At the Annual Meeting of Stockholders held on June 7, 2012, approximately 76% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. Our Compensation Committee considered the outcome of that advisory vote to be an endorsement of the Compensation Committee’s compensation philosophy and implementation. As such, in making its decisions regarding executive compensation for 2012, the Compensation Committee chose to retain the 2011 structure of the executive compensation program while making quantitative adjustments to reflect the performance of the Company and our named executive officers in 2012. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee is responsible for making all compensation decisions for our executive officers. Dr. Plachetka, our CEO, annually reviews the performance of each of our other executive officers and makes recommendations regarding their compensation to the Compensation Committee. The annual goal setting process for our executive officers other than our CEO involves establishing performance criteria supportive of our annual corporate goals and includes elements of participation and refinement by our executive officers, with final agreement by our CEO. Each executive officer’s goals are designed to require significant effort, cooperation and effectiveness in business plan execution in order to achieve the performance standards. In evaluating our executive officers other than the CEO, the Compensation Committee relies in part on the input and recommendations of our CEO. In evaluating our CEO’s compensation, the Compensation Committee considers, among other factors, an annual self-assessment submitted by our CEO, as well as a thorough review of corporate performance. Dr. Plachetka is not present during the Compensation Committee’s deliberations or determinations of his compensation.

Elements of Compensation

The primary components of our executive compensation program are:

—	base salary;
—	annual cash incentives;
—	long-term incentives; and
—	benefits.

In addition, employment agreements with each of our executive officers provide for potential payments upon certain terminations of employment and upon a change of control of our company. Each of the four principal elements of our executive compensation program is discussed in the following paragraphs. The employment agreements are described in the narrative accompanying the Summary Compensation Table and Grants of Plan-Based Awards Table that are included in this proxy statement and the section of this proxy statement beginning on page 39 entitled “Potential Payments on Termination and Change of Control”. The Compensation Committee believes that each of these compensation elements complements the others and that together they serve to achieve our compensation objectives.

In compensating our CEO and our other executive officers, the Compensation Committee seeks to ensure stockholder alignment by providing competitive base salaries; annual performance-based cash incentives; and longer-term awards under our equity-based incentive programs that are all targeted at the median of the peer group. The Compensation Committee, in conjunction with management, continues to review the level of current equity compensation and alternative equity compensation strategies to determine if changes or alternatives are more appropriate given POZEN’s stage of development and changes to the competitive landscape.

Although all of our full time, regular salaried employees are eligible to receive cash bonuses and stock options or other equity-based compensation and this general compensation philosophy applies throughout the organization, our CEO and other executive officers have a higher percentage of their total compensation at risk, as they have greater responsibility for and a more direct impact on overall corporate results. The compensation tables included in this proxy statement detail a three-year average base salary versus variable compensation splits of approximately 21% / 79% to 51% / 49% for the CEO and other executive officers, respectively. In making decisions that result in this allocation, the Compensation Committee relies upon advice from Radford, its independent compensation consultant. The Compensation Committee, when determining allocation, also considers the fact that our CEO serves POZEN in many roles. In addition to his responsibilities as CEO, President and Chairman, Dr. Plachetka leads our technology and scientific development efforts, as well as our investor relations activities and is a named inventor on each of the Company’s issued patents and patent applications. Dr. Plachetka continues to be the largest shareholder in the company with outright ownership of over 10%.

Base salary

We believe that the base salary of our CEO and other executive officers should provide a level of assured cash compensation that is commensurate with their senior professional status and career accomplishments. Accordingly, their base salaries are designed to be competitive with similar positions within the biopharmaceutical industry. In addition to the peer group analyses undertaken by the Compensation Committee as described above, we participate in and subscribe to the Radford Global Life Sciences Survey, which includes data from nearly 650 participating companies. The Compensation Committee relies on these tools to set base salaries for our executive officers that are benchmarked to competitive market pay practices.

Base salary adjustments include a combination of cost-of-living and merit increases, based on the executive’s performance of his or her key responsibilities and duties, and are approved, communicated, and implemented in March of each year to allow for evaluation of the entire year, including the Company’s financial performance. The Compensation Committee considers each executive officer’s self-assessment of annual performance in its base salary review process and takes into account the CEO’s assessment of and recommendations with respect to each of the other executive officers.

In March 2012, based on the Radford Global Life Sciences Survey data provided by our outside compensation consultants, the Compensation Committee’s evaluation of the Company’s and each executive officer’s individual performance (as described under Annual cash incentives below), the Compensation Committee awarded Dr. Plachetka an increase in his base salary of approximately 3.0 % over his base salary in 2011. Ms. Cermak, Dr. Fort, Mr. Hodges and Ms. Thomas were also granted salary increases of approximately 3.0%. The 3.0% range used for salary adjustments is in line with survey data to which we subscribe.

Annual cash incentives

The Compensation Committee’s practice is to award annual cash incentives to our CEO and our other executive officers on a discretionary basis based on a review of corporate and individual performance objectives. Our executive officers have the opportunity to earn an annual cash incentive that is calculated as a percentage of the executive’s annual base salary. Our CEO’s target annual cash incentive level, as specified in his employment agreement, is 65% of base salary. The annual cash incentive target level for each of the other executive officers for 2012 is 40% of base salary. Annual cash incentive targets were set based upon advice from the Compensation Committee’s independent consultants. Annual cash incentives are approved, communicated and paid in March of each year in recognition of the achievement of goals and other contributions during the previous year to allow for evaluation of the entire year, including the Company’s financial performance. If warranted in special circumstances, individual one-time discretionary bonuses may also be awarded during the course of the year.

In considering annual cash incentives, the Compensation Committee evaluates the annual performance of the CEO and each of the other executive officers, focusing on the executive’s performance in his or her area or areas of functional responsibility as well as the achievement of our annual corporate goals and other significant corporate accomplishments. With respect to the executive officers other than the CEO, the annual cash incentive is also based on achievement of the executive’s individual goals for the year, which may include individual development goals designed to facilitate professional growth and succession planning. As Chief Executive Officer, President and Chief Scientific Officer of the Company, the Board believes it is appropriate for Dr. Plachetka’s individual goals to mirror the overall corporate goals of the Company. Therefore, for 2012, Dr. Plachetka’s individual goals and the Company’s goals were identical. The Company’s goals for 2012 are described in the paragraph below. The corporate goals are not assigned specific weightings. The Compensation Committee also takes into account the recommendations of the CEO in determining the annual cash incentives for our other executive officers. Annual cash incentives are utilized to drive annual performance based upon the establishment and agreement of annual goals. The level of the annual cash incentive may also be impacted by other accomplishments during the year.

For 2012, the Compensation Committee awarded the Company full credit for all of its corporate goals, although several goals could not be achieved due to new and unexpected requirements imposed by the FDA during the year. For example, one corporate goal this year was to establish the bioequivalence of PA32540 to EC aspirin 325 mg using acetylsalicylic acid, or ASA, as the analyte, which was a new requirement imposed by the FDA in February 2012. The FDA had previously agreed and we had successfully established the bioequivalence of PA32540 to EC aspirin 325 mg with respect to salicylic acid. Enteric coated products such as PA32540 and EC aspirin 325 mg have highly variable pharmacokinetics, which make bioequivalence difficult to demonstrate using traditional methods and standards. We completed the requested bioequivalence study using ASA as the analyte and, after a preliminary review of the study results and the Company’s summary analyses and, based on its preliminary assessment of the information available to it at the time, the FDA did not agree that bioequivalence of PA32540 to EC aspirin 325 mg was demonstrated. We then submitted additional information and analyses from the requested bioequivalence study, as well as other relevant pharmacokinetic, clinical pharmacology, and in vitro dissolution data to the FDA and the FDA confirmed that, although it believes bioequivalence of PA32540 to EC aspirin 325 mg, was not strictly established in our bioequivalence study according to the predetermined criteria, the results from this study, together with additional information that will be submitted by the us in the NDA, constitutes sufficient data to support the establishment of a clinical and pharmacological bridge between the product and EC aspirin 325 mg. The Compensation Committee determined, that although the original goal to establish bioequivalence of PA32540 to EC aspirin 325 mg was not achieved by the results from the Phase 1 study we conducted, we nevertheless achieved the goal since we were able to reach agreement with the FDA with respect to other data we will submit which would constitute sufficient data to support the required clinical and pharmacological bridge.

Another corporate goal for 2012 was to file the NDA for PA32540 no later than the third quarter of 2012. As was the case with the goal to demonstrate bioequivalence for PA32540 described above, this goal was not achieved due to new and unexpected requirements imposed by the FDA. During a pre-submission meeting with respect to our NDA for PA32540 in April 2012, the FDA suggested that we also seek approval for a lower dose formulation of the product containing 81 mg of enteric coated aspirin as part of its NDA for PA32540. Absent the availability of such a lower dose formulation in the market if PA32540 is approved, the FDA indicated that it may limit the indication for PA32540 to use in post coronary artery bypass graft surgery, or CABG, with treatment duration not to exceed one year, instead of the broader indication for the secondary prevention of cardiovascular disease in patients at risk for gastric ulcers which we are seeking. During the Type A meeting held in August 2012, the FDA confirmed its preference to have both PA32540 and a lower dose version available in the market so that physicians would have a full range of dosing options available to prescribe in accordance with current cardiovascular treatment guidelines. The FDA also agreed that, if both dosage strengths were included in the NDA and subsequently approved, the indications for both doses will be consistent with the full range of indications described in the current aspirin monograph. In order to seek approval of a lower dose version of PA32540 which contains 81 mg of enteric coated aspirin and 40 mg of omeprazole in a single tablet (PA8140), it was necessary to incorporate substantial existing data in the NDA we planned to submit for PA32540, including clinical pharmacology data and chemical, manufacturing and controls, or CMC, together with additional CMC data we needed to generate, and evidence from the scientific literature relating to the ulcerogenic risk of 81 mg of aspirin. At FDA’s request, we also conducted a new, single pharmacokinetic study of PA8140 against the EC aspirin 81 mg and, based on predetermined criteria acceptable to the FDA, demonstrated that PA8140 is bioequivalent to EC aspirin 81 mg using criteria for highly variable drugs and had comparable bioavailability. Generation of this additional data with respect to PA8140 and incorporation of the existing and new data into the NDA for PA32540 delayed submission of the NDA from the original planned submission date in the third quarter of 2012 until the second quarter of 2013. In addition, the uncertainties created when the FDA indicated it might limit the indication for PA32540 to CABG unless a lower dose version was also available in the market, delayed our ongoing partnership discussions so we were unable to secure a partnership for PA32540 in the United States for cardiovascular indications by the end of 2012.

We believe that the addition of a lower dose formulation will add substantial value to the commercial potential for the PA franchise of products and has made the products even more attractive to potential commercial partners, although the extra work required to add data and information regarding PA8140 to the PA32540 NDA caused us to miss our goal of filing the NDA by the third quarter of 2012, and the uncertainties relating to the indication for PA32540 if a lower dose formulation was not available, hindered our ability to license the products in the timeframe required by our goals. The Compensation Committee agreed with our assessment and decided to award us full credit for these two goals.

The remaining two corporate goals for 2012 were achieved by the Company. Specifically, the Company completed all planned market preparations for PA32540 and maintained a cash balance of greater than $85 million.

Based on the foregoing assessment of performance, the Compensation Committee awarded the CEO an annual cash incentive of $371,500 which represented 100% of his targeted cash incentive opportunity. The cash incentive was awarded in recognition of Dr. Plachetka’s contributions and leadership during the year, including his multiple roles as Chairman, President, CEO and principal scientific innovator. The Compensation Committee considered a variety of factors in awarding the cash incentive, including Dr. Plachetka’s scientific contributions to the progression of the PA322540 development program and the design and implementation of the development and regulatory strategy for PA8140, his lead role in the Company’s interactions with the FDA, and his role as a named inventor on one new U.S. patent issued in 2012.

Other current executive officers were awarded annual cash incentives for fiscal 2012 performance, as follows:

Elizabeth A. Cermak	$136,000	(100% of target opportunity)
William L. Hodges	$136,000	(100% of target opportunity)
John G. Fort	$143,300	(100% of target opportunity)
Gilda M. Thomas	$126,900	(100% of target opportunity)

The Compensation Committee approved these discretionary cash incentive awards in recognition of the accomplishment of, or significant progress toward, corporate goals relating to the execution of the Company’s business development strategy, progress in the development program for PA32540 and in the commercialization strategic plan, and maintenance of a cash balance of not less than $85 million at the end of 2012, as well as the individual executive officer’s performance in his or her areas of functional responsibility and accomplishment of individual goals.

For Ms. Cermak, her functional responsibilities included developing and executing the commercialization strategy for the Company, developing commercial launch plans, supervising all sales, marketing and business development activities including managing strategic alliances, and leading a new product development process to build the Company’s product pipeline. The Compensation Committee determined that Ms. Cermak achieved all of her goals in 2012. One of Ms. Cermak’s primary goals for 2012, with a weighting of 60%, was to secure a partnership in the United States for PA32540for cardiovascular indications by the end of 2012, which was also a corporate goal. As described above, the Compensation Committee awarded the Company and Ms. Cermak full credit for this goal although the goal was not achieved as a result of the FDA’s express desire to have the Company develop a lower dose version of PA in order for FDA to consider granting PA32540 substantially all of the cardiovascular indications for aspirin. Fulfilling this additional requirement added a degree of uncertainty to the PA32540 program for a substantial portion of 2012 and required that the Company generate and compile additional data on PA8140 which delayed the submission of the NDA until the second quarter of 2012. The additional uncertainty and the submission delay slowed ongoing partnership discussions and impacted the Company’s ability to license the products in the United States in the required timeframe, despite extensive business development efforts directed by Ms. Cermak. However, we believe that the addition of a lower dose formulation will add substantial value to the commercial potential for the PA franchise of products and has made the products even more attractive to potential commercial partners. A second goal, weighted at 30%, was to complete all 2012 planned market preparations for the PA product candidates Ms. Cermak achieved this goal by completing work relating to potential brand names and conducting additional market research outside the United States for PA8140 and PA10040 . Ms. Cermak had one other goal, weighted at 10% to secure a partnership for MT 400 outside the United States, which was achieved in May, 2012, when the Company entered into a license and development agreement with DESITIN Arzneimittel GmbH for the exclusive development and commercialization of MT 400 in 27 countries of the European Union, as well as Switzerland and Norway. The Company received a non-refundable upfront payment of $500,000 for this deal.

For Mr. Hodges, his functional responsibilities included managing the investor relations and public relations functions, providing management information to the Board, managing the financial and accounting function, leading the annual strategic planning process and ensuring accurately and timely filing of required SEC disclosures. The Compensation Committee determined that Mr. Hodges achieved all of his goals in 2012. One of his primary individual goals for 2012, with a weighting of 40%, related the efficient management of the Company’s financial resources. This goal was deemed achieved by the Compensation Committee because the Company ended 2012 with a cash balance of greater than $85 million, despite additional research and development expenses relating to new FDA requirements which were not budgeted. An additional goal, with a weighting of 20%, related to our financial resources. This goal was deemed achieved by the Compensation Committee. Another goal for Mr. Hodges, weighted at 30%, was to execute a corporate development plan in support of the Company’s strategic plan which the Compensation Committee deemed was achieved. A final goal for Mr. Hodges, weighted at 10%, relating to completing documentation to support the Company’s research and development tax credit, which was achieved.

For Dr. Fort, his functional responsibilities included serving as the Company’s Chief Medical Officer, managing overall safety aspects of the Company’s clinical studies, reviewing and approving all documents requiring medical review and interpretation, establishing and maintaining contacts with key opinion leaders, and serving as the functional head of clinical pharmacology. The Compensation Committee determined that Dr. Fort achieved all of his goals in 2012. One of Dr. Fort’s goals for 2012, weighted at 35%, was to complete all development activities for the PA32540 NDA submission. This goal was achieved by Dr. Fort upon his completion of the clinical safety review for the Phase 3 studies and the review of and his contributions to documentation to be included in the NDA. Another goal for Dr. Fort, weighted at 20%, was to analyze the safety data from the PA32540 development program, which he achieved by completing the clinical safety review for the long term safety study for PA32540, and developing and completing the integrated safety summary and other summaries of safety data for the PA32540 NDA. His third goal, weighted at 20%, was to execute the agreed medical affairs plan for PA32540, which he achieved by updating and implementing a publication plan, including the presentation or publication of six abstracts, updating and implementing a continuing medical education plan which reached a specified number of physicians, updating and implementing a pharmacoeconomic plan for the product, and hosting an advisory board. The fourth and final goal for Dr. Fort, weighted at 25%, was to support the business development activities, which he met by providing medical and scientific input into marketing and business development activities as required, and representing the Company in discussions with potential strategic partners with respect to scientific, clinical and regulatory matters.

For Ms. Thomas, her functional responsibilities included drafting, reviewing and structuring agreements in support of all business and corporate activities; coordinating our compliance activities; and providing legal support to all business development and strategic alliance initiatives. The Compensation Committee determined that Ms. Thomas achieved all of her goals in 2012. One of Ms. Thomas’ primary individual goals for 2012 weighted at 40% was to provide all required legal support for business development’s licensing activities by assisting in due diligence, and reviewing or drafting all transaction documents, and participating in the negotiation of such documents. She achieved this goal by drafting and negotiating the License and Development Agreement with Desitin Arnzneimittel GmbH, responding to legal due diligence questions from potential licensees, providing legal input into discussions with potential licensees, and drafting all required disclosures. A second goal, weighted at 30%, related to the Paragraph IV litigation the Company is engaged in with respect to VIMOVO and Treximet. She achieved this goal by, among other things, managing outside counsel, providing input on all court filings, participating in the development of and approving litigation strategy, participating in the negotiation of settlement agreements, and serving as the Company’s representative at Court-required mediations. In September, 2012, the

U.S. Court of Appeals for the Federal Circuit upheld the decision of the U.S. District Court in the Eastern District of Texas in the Paragraph IV litigation with respect to Treximet. A final goal, also weighted at 30%, was to provide legal support to Mr. Hodges to achieve his goal relating to the Company’s financial resources. This goal was deemed achieved by the Compensation Committee.

Equity and other long-term incentive compensation

As described above, stock-based incentives are a key component of our executive compensation program and have historically been provided to all of our full-time employees. Employee ownership is a core value of our operating culture, and we and the Compensation Committee believe that stock ownership encourages our executives to create value for our Company over the long term, and promotes retention and affiliation with the Company by allowing our employees to share in our long-term success while aligning employee and executive interests with those of our stockholders. We have historically used stock options as the vehicle to deliver equity-based compensation, due to their broad-based use in the biopharmaceutical industry but have more recently moved to a mix of stock options and restricted stock units. We have evaluated periodically the benefits of providing alternative equity-based compensation in the form of restricted stock, restricted stock units, or RSUs, or other stock-based vehicles. We and the Compensation Committee will continue to monitor changes in the long-term compensation practices of the companies in our peer group and, if appropriate, will re-evaluate alternative equity-based compensation vehicles in future years in light of changing or evolving practices.

In certain circumstances, the Compensation Committee may determine that non-equity long-term incentives are preferable to equity-based awards. For example, due in part to his significant ownership of our stock, the Compensation Committee has determined that long-term incentive awards to our CEO may include a non-equity component, or may be paid partly or wholly in cash, as determined by the Committee.

Stock options and other long-term equity incentive awards are made under our 2010 Plan. Stock options generally have a ten-year term and vest over a number of years based on continued employment. Vesting for stock options awarded to our executive officers has typically been 25% annually over four years from the date of grant. Our stock options are granted at an exercise price equal to the closing price of our common stock on the date of grant. Accordingly, the actual value an executive will realize is tied to future stock appreciation and is therefore aligned with corporate performance and stockholder returns. We have more recently used restricted stock units for annual and performance-based awards to ensure all employees are true owners of the Company.

Each of our executive officers has an annual target option or long-term incentive award opportunity. The actual amount of the annual option grant or other long-term incentive award for each of our executive officers is determined on a discretionary basis by the Compensation Committee. In determining the amount of the awards, the Compensation Committee evaluates factors that contribute to overall corporate growth and development and to increasing long-term stockholder value, such as progression of our drug development pipeline, licensing deals, regulatory approval and stock price movement relative to our peers, execution of and/or progress toward fulfilling our long-term strategic plan, as well as the executive’s performance and contribution to our annual and long-term strategic goals, and each executive officer’s achievement of his or her individual goals and objectives, which are the same goals and objectives which serve as the basis for the award of annual cash incentives described above. The Compensation Committee may, at its discretion, consider both the achievement of the annual Board-approved corporate goals and other significant corporate accomplishments during the year. For our executive officers other than the CEO, the Compensation Committee also takes into account the recommendations of the CEO in determining the amount of the grant to each executive officer.

We have historically made grants of stock options to all employees on their date of hire based on salary level and position. All employees, including our executive officers, are also eligible for subsequent discretionary awards, which may include special one-time awards such as the PA32540 performance-based options and the restricted stock units, awarded in October 2011 and the PA8140 performance-based restricted stock units awarded in October 2012, each of which is described below, to all of our employees, including our executive officers.

Effective October 1, 2011, the Compensation Committee approved an award of restricted stock units to all of our employees, including our executive officers, in recognition of the successful defense of the challenge to the

Company’s patents for Treximet® by a number of generic pharmaceutical companies. The restricted stock units vest in accordance with the following schedule: (i) one-third (1/3) immediately upon grant, (ii) one-third (1/3) on October 1, 2012, and (iii) one-third (1/3) on October 1, 2013. The executive officers received in the aggregate 168,000 of the total 267,026 restricted stock units granted under this program

In recognition of the critical role of POZEN’s product candidate, PA32540 in contributing to the Company’s overall success and the importance of creating a collective employee focus on obtaining regulatory approval for PA32540, the Compensation Committee approved, effective October 1, 2011, a company-wide incentive program (the “PA32540 equity program”), consisting of the grant of stock options and restricted stock units to each employee. The stock options (i) have a ten-year term, (ii) have an exercise price equal to the closing sale price of the Company’s common stock, as reported on the NASDAQ Global Market on September 30, 2011, the date immediately preceding the date of grant because the date of the grant fell on a weekend, and (iii) are otherwise granted on the same standard terms and conditions as other stock options granted pursuant to the 2010 Plan. In addition, restricted stock units were also awarded as part of the PA32540 equity program. These restricted stock units are performance-based and focus on the successful completion of certain value-enhancing events for the Company’s PA32540 product candidate. Both the stock options and restricted stock units vest in accordance with the following schedule: (a) one-third (1/3) upon the acceptance of the filing of an NDA for PA32540, assuming the NDA filing is made prior to December 31, 2012, (b) one-third (1/3) upon first cycle NDA approval of PA32540 (otherwise 16.5% upon NDA approval after first cycle), and (c) one-third (1/3) upon execution of a significant partnering transaction for PA32540 in a major territory as determined by the Compensation Committee of the Company, in its sole discretion, at the time of such transaction, subject in each case to continued employment or service to the Company. The executive officers received in the aggregate 150,000 of the 291,000 total stock options and 84,000 of the 162,960 of the total restricted stock units granted under this program.

As described above in Annual Cash Incentives, the Company believes that seeking approval for lower dose formulation in addition to PA32540 will add significant value to the products in the market place. However, the addition of PA8140 to the NDA for PA32540 impacted the Company’s ability to achieve one or more of the performance conditions of the PA32540 equity program, including the Company’s ability to submit the NDA by December 31, 2012. Therefore, on October 25, 2012, the Compensation Committee approved a company-wide incentive program (the “PA8140 equity program”) consisting of the grant of restricted stock units to each employee. The rational for the these performance-based incentive awards was both to compensate employees for the expected loss of value under the PA32540 equity program, as well as to provide additional incentive to employees to complete the value-added activities required for submission and approval of the lower dose product. The executive officers received in the aggregate 105,000 of the 208,740 total restricted stock units granted under this new PA8140 equity program. The restricted stock units are performance-based and focus on the successful completion of certain value-enhancing events for the company’s lower dose PA product candidate, currently PA8140. Each of the restricted stock units described above were granted on October 25, 2012 and vest in accordance with the following schedule: (a) one-half (1/2) upon the acceptance by the FDA of the filing of an NDA for a lower dose PA product, currently PA8140, and (b) one-half (1/2) upon approval by the FDA of an NDA for a lower dose PA product, currently PA8140

All employees, including our executive officers, are also eligible for annual awards granted in recognition of individual and corporate performance during the year, which are the same goals and objectives which serve as the basis for the award of annual cash incentives described above. These discretionary annual stock options are granted in March of the following year. In accordance with that practice, our executive officers, other than our CEO, were granted a combination of stock options and restricted stock units in March 2012 after reviewing 2011 performance and our CEO was granted a long-term incentive award in March 2012 consisting of a mix of cash, restricted stock units and stock options. After reviewing 2012 performance, our executive officers were granted restricted stock units in March 2013, and our CEO was granted a long-term incentive award consisting of a mix of cash and restricted stock units. The options and restricted stock units granted in 2012 are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table included in this proxy statement; the awards granted in 2013 will appear in next year’s proxy statement.

2012 Long-Term Incentive Awards. In March 2012, after a review of performance in 2011 and in accordance with the principles outlined above, the Compensation Committee awarded our CEO a long-term incentive award of $566,667, which vests 33% per year on March 15th over three years, and 188,261 options and 120,056 restricted stock units, both of which vest 25% per year on March 15th over four years. In addition to the role of Chief Executive Officer, our CEO fills the roles of Chairman of the Board, President and Chief Scientific Officer, as well as being an inventor on all of POZEN’s patents. The Compensation Committee considered these factors and the CEO’s significant contributions to the Company in 2011 in approving the award. The Compensation Committee considered Dr. Plachetka’s contributions to our product candidate programs, particularly his scientific contributions to the progression of the PA32540 development program and the design and implementation of the development and regulatory strategy for PA8140, and his lead role in the Company’s interactions with the FDA. Consequently, the total long-term compensation awarded was equal to 100% of target. The Compensation Committee also awarded 25,000 options and 10,000 restricted stock units to each of Ms. Cermak, Mr. Hodges and Ms. Thomas based upon 100 % of target, awarded 22,500 options and 9,000 restricted stock units to Dr. Fort based upon 90% of target and awarded 11,250 options and 4,500 restricted stock units to Dr. Bocanegra in March 2012, after reviewing their contributions for 2011. The options vest 25% annually over four years and have a ten-year term. These options are reflected in the Summary Compensation Table and Grants of Plan-Based Awards Table included in this proxy statement.

Procedures and Policies for Granting Equity-based Awards

As described above, the Compensation Committee approves the grant of all stock options and other awards to our CEO and other executive officers, as well as to the non-employee members of our Board. New-hire grants for our executive officers are approved by the Compensation Committee prior to employment and are granted on the date of hire. Annual option awards to our executive officers, as well as to all employees, are granted in mid-March, following the year under review in order to allow more time to review the entire year, including the financial results of the Company. In cases where options are granted as a result of certain material achievements, such grants are issued no earlier than two days after the public announcement of the material information. In all cases, stock options are granted at exercise prices equal to the closing price of our stock as reported on NASDAQ on the date of grant.

As permitted under our 2010 Plan, the Compensation Committee has delegated to our CEO the authority to grant up to a specified aggregate number of stock options in two circumstances:

—	option grants to non-executive officer employees in connection with their year-end performance reviews; and
—	initial option grants to new non-executive officer employees upon commencement of employment in accordance with a specified schedule of numbers of options per grant, based on hiring position.

These options are granted at an exercise price equal to the closing price of our common stock on the grant date and on vesting and other terms consistent with standard forms of option agreement approved for use under our 2010 Plan. Any grants at levels above the schedule or otherwise not on such authorized terms must be approved by the Compensation Committee.

Benefits; Perquisites

Benefits offered to our executive officers serve as a safety net of protection against financial catastrophes that can result from illness, disability or death. Benefits offered to our executive officers are substantially the same as those offered to all of our regular full-time employees.

We maintain a 401(k) plan for our employees, including our executive officers, to encourage our employees to save some portion of their cash compensation for their eventual retirement. Pursuant to a discretionary employer match, in 2012 we matched all employee contributions at 50% up to the IRS imposed limit. The IRS maximum allowable contribution in 2012 was $17,000 with an additional $5,500 allowed for employees who are 50 years old or older. We also increase our employees’ base salary, including our executive officers’, for the cost of group long-term disability insurance coverage and provide a group life insurance benefit in a coverage amount equal to two times the employee’s annual base salary.

Perquisites

We provide certain additional perquisites to our CEO. These perks include the payment of life and disability insurance premiums above the level provided to our other employees, and reimbursement of certain expenses associated with our CEO’s tax and estate planning. The aggregate compensation value of these benefits was $63,050 in 2012, along with $11,250 in contributions to his 401(k) plan, and is shown in the “All Other Compensation” column in the Summary Compensation Table included in this proxy statement.

Post-employment Benefits

We do not offer post-employment health or life insurance to our executive officers other than to the extent such benefits are payable pursuant to their employment agreements as described below under “Severance and Change of Control Benefits”.

Severance and Change of Control Benefits

We believe that providing reasonable severance benefits to our executive officers upon a change of control event or in the context of termination by us without cause or by the executive for good reason (as defined in their employment agreements) is an important part of maintaining a competitive executive compensation program and contributes to our ability to attract and retain high quality executives. In part, this reflects our recognition that it may be difficult for a senior executive to find a comparable position in a relatively short period of time following termination of employment. We also believe that providing reasonable protections to our executive officers in the event of a change of control is helpful in aligning our executives’ interests with those of our stockholders in the event a potential change of control situation should occur.

We maintain certain plans and have entered into employment agreements with our executive officers that require that we provide severance and related benefits in the event of a termination of employment or a change of control. In connection with negotiating these provisions in our executives’ employment agreements, the Compensation Committee received advice from its consultants as to practices and levels of such benefits among comparable companies. These provisions and benefits, as well as an estimate of the dollar value of these benefits that would be payable to our executive officers under specified assumed conditions, are described in the section of this proxy statement beginning on page 39 entitled “Potential Payments on Termination and Change of Control.”

Tax and Accounting Implications

In setting elements of compensation, the Compensation Committee considers the impact of the following tax and accounting provisions:

—

Section 162(m). In making compensation decisions, the Compensation Committee is mindful of the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), which generally disallows a tax deduction to public companies for certain compensation over $1 million paid in any year to its chief executive officer and its three most highly compensated executive officers (other than its chief executive officer and chief financial officer). Qualifying performance-based compensation is not subject to this deduction limit if certain requirements are met. The Compensation Committee generally seeks, where feasible, to structure the incentive compensation granted to our executive officers in a manner that is intended to minimize or eliminate the impact of Section 162(m). However, the Compensation Committee may elect to make awards that are subject to the Section 162(m) deduction limit, such as time-based restricted stock units or cash awards, when it believes that such awards are appropriate to attract and retain top-quality executives or otherwise achieve our compensation objectives.

—

Section 409A. Section 409A of the Code, which governs the form and timing of payment of deferred compensation, generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. It also expands the types of compensation that are considered deferred compensation subject to these regulations. Section 409A imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The

Compensation Committee takes into account the potential implications of Code Section 409A in determining the form and timing of compensation awarded to our executives.

—

Sections 280G and 4999. Our employment agreements with certain of our executive officers provide for tax protection in the form of a gross-up payment to reimburse the executive for certain excise taxes imposed under Section 4999 of the Internal Revenue Code as well as additional taxes resulting from such reimbursement. Section 4999 imposes a 20% excise tax on each executive who receives “excess parachute payments” in connection with a change of control, and Section 280G disallows the tax deduction to the company of any amount of an excess parachute payment that is contingent on a change of control. Payments as a result of a change of control that exceed three times the executive’s base amount (the average annualized taxable compensation for the five preceding years) may be considered excess parachute payments, and the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to our executives whose employment terminates in connection with a change of control. The Compensation Committee considers the adverse tax liabilities imposed by Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination benefits for our executive officers. We have eliminated the gross-up payment provisions in executive employment agreements executed after January 1, 2009, but have retained the provision in executive employment agreements executed prior to that date.

—

Accounting Rules. Various rules under generally accepted accounting principles determine the manner in which grants for equity-based and other compensation are accounted for in our financial statements. We record compensation expenses with respect to equity awards in accordance with FASB ASC Topic 718. Among the factors it considers when making compensation decisions for our executive officers, the Compensation Committee takes into account the accounting treatment under FASB ASC Topic 718 of equity-based and alternative forms of compensation.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by, or with regard to stock awards and options, the grant date fair value of such awards granted during the fiscal years ended December 31, 2012, 2011 and 2010 to our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($) (2)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation	All Other Compensation ($ ) (3)		Total ($ )
John R. Plachetka,	2012		$574,521	--		$698,754		$568,548	$ 938,160 (4)		$74,300 (5)	$ 2,854,283
Pharm.D., President and	2011		$557,904	--		$636,562		$824,148	$ 870,700 (4)		$45,350 (5)	$ 2,934,664
Chief Executive Officer,	2010		$542,250	--		$566,670		$566,656	$ 917,225 (4)		$48,083 (5)	$ 2,640,884
Chief Scientific Officer
	2012		$342,827	--		$179,290		$75,500	$ 136,000 (6)		$11,040	$ 744,657
Elizabeth A. Cermak,	2011		$313,701	--		$94,920		$167,900	$ 124,300 (6)		$11,000	$ 711,821
Executive Vice President,	2010		$298,649	--		--		$61,174	$ 106,500 (6)		$11,000	$ 477,323
Chief Commercial Officer
John G. Fort, M.D.,	2012 2011 2010	$ $ $	361,223 333,978 301,570	-- -- --	$ $	174,570 94,920 --	$ $ $	67,950 167,900 125,700	$ 143,300 (6) $ 119,200 (6) $ 107,500 (6)	$ $ $	11,250 11,000 11,000	$ 758,293 $ 726,998 $ 545,770
Chief Medical Officer

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation	All Other Compensation ($ ) (3)	Total ($ )
William L. Hodges,	2012	$ 342,827	--	$ 179,290	$ 75,500	$ 136,000 (6)	$ 11,250	$ 744,867
Chief Financial Officer,	2011	$ 306,224	$ 25,000 (7)	$ 94,920	$ 167,900	$ 121,300 (6)	$ 11,000	$ 726,344
Senior Vice President, Finance and	2010	$ 288,918	--	--	$ 209,500	$ 103,000 (6)	$ 11,000	$ 609,642
Administration
	2012	$ 320,273	--	$ 179,290	$ 75,500	$ 126,900 (6)	$ 11,250	$ 713,213
Gilda M. Thomas	2011	$ 284,266	--	$ 126,560	$ 167,900	$ 112,600 (6)	$ 11,000	$ 702,326
Senior Vice President,	2010	$ 264,946	--	--	$ 209,500	$ 95,400 (6)	$ 11,000	$ 580,846
General Counsel
Tomás S. Bocanegra, M.D.	2012	$ 393,913	--	$ 21,240	$ 33,975	--	$ 301,725	$ 750,853
F.A.C.P, F.A.C.R. Exec	2011	$ 191,286	$ 25,000 (8)	$ 31,640	$ 311,250	$ 68,400 (6)	$ 125,558	$ 753,134
Vice President, Product
Development

(1)	Reflects discretionary bonuses accrued during the indicated year.

(2)	The amounts included in this column are the dollar amounts representing the full grant date fair value of each stock option or restricted stock unit award, as applicable, calculated in accordance with FASB ASC Topic 718 and do not represent the actual value that may be recognized by the named executive officers upon option exercise or settlement of the restricted stock unit award. For information on the valuation assumptions used in calculating this amount, see Note 6 to POZEN’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC. For the performance-based RSU and options awarded under the PA32540 and PA8140 equity programs, the grant date fair value reported in the table is based on the probable outcome of the performance goals and assuming full achievement of the performance goals.

(3)	For each named executive officer, the amounts shown in this column reflect an employer matching contribution to 401(k) plan. Dr. Bocanegra’s 2012 other compensation includes severance amounts to be paid under his October 31, 2012 separation agreement and the 2011 other compensation also includes moving and relocation of $72,259 and related taxes of $53,299.

(4)	Under certain circumstances, the Compensation Committee may determine that non-equity incentive awards are preferable to equity-based awards. Included here are amounts that were earned based on performance objectives identified at the beginning of the performance period in 2011, 2010 and 2009, and also amounts earned as long-term cash incentive awards (“LTIA”) granted for 2012, 2011 and 2010. For 2012 the cash performance award was $371,500 and the LTIA was $566,660. For 2011 the cash performance award was $360,700 and the LTIA was $510,000. For 2010 the cash performance award was $350,550 and the LTIA was $566,675. Each LTIA grant reflects a single-year performance period with a payout over a three-year time-based vesting schedule. The 2012 LTIA vests one-third per year beginning on the first anniversary of the award’s March 15, 2012 grant date, the 2011 LTIA vests one-third per year beginning on the first anniversary of the award’s March 15, 2011 grant date and the 2010 LTIA vests one-third per year beginning on the first anniversary of the award’s March 15, 2010 grant date. Consequently, the amounts included in this column may not reflect the compensation expense recognized by POZEN for financial statement reporting purposes for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010. The terms of the long-term incentive program are described on page 27 under the heading “Equity and other long-term incentive compensation” and on page 34 under the heading “Employment Agreements.”

(5)	This amount includes the following:

—

2012: $11,250 in employer matching contribution to 401(k) plan; $14,948 for payment of supplemental life and disability insurance premiums; $21,337 for reimbursement of employment agreement related legal fees and expenses for tax, estate and financial planning services, and $26,765 for the related tax gross-up.

—

2011: $11,000 in employer matching contribution to 401(k) plan; $13,543 for payment of supplemental life and disability insurance premiums; $6,225 for reimbursement of employment agreement related legal fees and expenses for tax, estate and financial planning services, and $14,582 for the related tax gross-up.

—

2010: $11,000 in employer matching contribution to 401(k) plan; $13,543 for payment of supplemental life and disability insurance premiums; $7,798 for reimbursement of employment agreement related legal fees and expenses for tax, estate and financial planning services, and $15,742 for the related tax gross-up.

(6)	This amount represents the amount that was earned based on performance objectives identified at the beginning of the performance period in 2012, 2011 and 2010.

(7)	This amount represents a 2011 bonus paid upon Mr. Hodges’ execution of the monetization transaction in which the Company sold its right to receive future royalty payments arising from U.S. sales of MT 400, including Treximet.

(8)	This amount represents a 2011 $25,000 sign-on bonus when Dr. Bocanegra began working for POZEN.

Grants of Plan-Based Awards in 2012

The following table provides additional information about awards granted to our named executive officers in 2012.

Name	Award Type (1)	Grant Date	Date of Board/ Committee Action	Estimated Future Payouts Under Non- Equity Incentive Plan Awards: Target ($) (2)	Estimated Future Payouts Under Equity Incentive Plan Awards: Target (#) (3)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh) (6)	Grant Date Fair Value of Stock and Option Awards ($) (7)
John R. Plachetka,	AIC	--	--	$ 382,652	--	--	--	--	--
Pharm.D.	LTI	--	--	$ 1,700,000	--	--	--	--	--
	OPT	3/15/12	3/14/12	--	--	--	188,261	$ 4.72	$ 568,545
	RSU	3/15/12	3/14/12	--	--	120,056	--	--	$ 566,664
	RSU	10/25/12	10/24/12	--	21,000	--	--	--	$ 132,090
Elizabeth A. Cermak	AIC	--	--	$ 140,062	--	--	--	--	--
	OPT	3/15/12	3/14/12	--	--	--	25,000	$ 4.72	$ 75,500
	RSU	3/15/12	3/14/12	--	--	10,000	--	--	$ 47,200
	RSU	10/25/12	10/24/12	--	21,000	--	--	--	$ 132,090
John G. Fort	AIC	--	--	$147,620	--	--	--	--	--
	OPT	3/15/12	3/14/12	--	--	--	22,500	$ 4.72	$ 67,950
	RSU	3/15/12	3/14/12	--	--	9,000	--	--	$ 42,480
	RSU	10/25/12	10/24/12	--	21,000	--	--	--	$ 132,090
William L. Hodges	AIC	--	--	$140,062	--	--	--	--	--
	OPT	3/15/12	3/14/12	--	--	--	25,000	$ 4.72	$ 75,500
	RSU	3/15/12	3/14/12	--	--	10,000	--	--	$ 47,200
	RSU	10/25/12	10/24/12	--	21,000	--	--	--	$ 132,090
Gilda M. Thomas	AIC	--	--	$130,760	--	--	--	--	--
	OPT	3/15/12	3/14/12	--	--	--	25,000	$ 4.72	$ 75,500
	RSU	3/15/12	3/14/12	--	--	10,000	--	--	$ 47,200
	RSU	10/25/12	10/24/12	--	21,000	--	--	--	$ 132,090
Tomás S.	AIC	--	--	--	--	--	--	--	--
Bocanegra(8)	OPT	3/15/12	3/14/12	--	--	--	11.250	$ 4.72	$ 53,100
	RSU	3/15/12	3/14/12	--	--	4,500	--	--	$ 21,240

(1)	Award types are as follows: AIC is an annual incentive cash award, LTI is a long-term incentive cash award, OPT is a stock option and RSU is a restricted stock unit.

(2)	Each annual cash incentive award amount represents the individual’s current salary multiplied by their target bonus opportunity. The target long-term incentive cash award for Dr. Plachetka can be allocated, at the discretion of the Compensation Committee, among cash, stock options and restricted stock units.

(3)	Each of these options and stock awards was granted under our 2010 Omnibus Equity Compensation Plan, has a 10-year term and vest in accordance with the following schedule: (a) one-half (1/2) upon the acceptance by the FDA of the filing of a new drug application (the “NDA”) for a low dose PA product, currently PA8140 and (b) one-half (1/2) upon approval by the FDA of an NDA for a low dose PA product, currently PA8140.

(4)	The restricted stock unit award on March 15, 2012 was granted under our 2010 Omnibus Equity Compensation Plan and vests in two equal annual installments, with an initial vesting date of March 15, 2012. Vesting may accelerate in the event of a change of control, in accordance with the terms of our 2010 Omnibus Equity Compensation Plan, and the stock units are payable in shares of common stock, to the extent vested, when Dr. Plachetka ceases to be employed by, or provide service to POZEN.

(5)	Each of these options and stock awards was granted under our 2010 Omnibus Equity Compensation Plan, has a 10-year term and vests in two equal annual installments, with an initial vesting date of March 15, 2014. The options were awarded after reviewing performance during 2011.

(6)	The exercise price of each of the options included in this table is equal to the closing price of POZEN’s common stock as reported by NASDAQ on the respective date of grant.

(7)	The amounts included in this column are the dollar amounts representing the full grant date fair value of each option calculated in accordance with FASB ASC TOPIC 718 and do not represent the actual value that may be recognized by the named executive officers upon option exercise. For information on the valuation assumptions used in calculating this amount, see Note 6 to POZEN’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC.

(8)	Tomás S. Bocanegra retired from the Company on October 31, 2012.

Employment Agreements

During 2012, each of our named executive officers was employed pursuant to employment agreements with us. Each employment agreement specifies, among other things, the named executive officer’s initial base salary, bonus opportunity, entitlement to participate in our benefits plans and post-termination benefits and obligations. The post-employment benefits are described in the section entitled “Potential Payments upon Termination or Change of Control” beginning on page 39 of this proxy statement.

Dr. Plachetka’s agreement, which became effective on March 14, 2006, has an initial term of three years and automatically renews for successive one-year periods thereafter unless either party provides at least six months’ notice of its intention not to renew the agreement. Under the agreement, Dr. Plachetka is entitled to an annual base salary of at least $462,000 effective as of January 1, 2006. Annual increases, if any, are to be made based on performance and in the sole discretion of our Board or the Compensation Committee. Under the terms of the agreement, Dr. Plachetka is eligible to receive an annual cash incentive bonus, based on performance, payable in the discretion of the Compensation Committee, with a targeted amount of sixty-five percent (65%) of Dr. Plachetka’s annual base salary. Dr. Plachetka is also eligible to receive annual awards under a long-term incentive program with a target value of $1,700,000 for the first year of the agreement, subject to annual review by the Compensation Committee. Awards under the long-term incentive program are based on performance and made in the discretion of the Compensation Committee. The agreement also provides for the payment by the Company of certain life and disability insurance premiums and the reimbursement of certain estate, tax and legal expenses relating to the agreement, and expenses relating to the establishment and administration of a Rule 10b5-1 securities selling program, incurred by Dr. Plachetka.

Our employment agreements with Mr. Hodges, Ms. Cermak, Dr. Fort and Ms. Thomas have initial terms of one year. Each agreement automatically renews for successive one-year terms after the expiration of the initial term, unless either party to the agreement terminates the agreement. The agreements specify initial annual base salary amounts that are subject in each case to performance and merit-based increases, as determined by the Compensation Committee. The executives are eligible to receive annual bonuses of up to 40% of base salary, to be awarded as determined by and in the discretion of the Compensation Committee. Dr. Bocanegra, our former Executive Vice President, Development, retired on October 31, 2012, under the terms of a severance agreement.

Outstanding Equity Awards at December 31, 2012

The following table summarizes the equity awards we have made to our named executive officers that have not been exercised and remained outstanding as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
John R. Plachetka, Pharm.D.	200,000	---	---	$ 10.19	1/2/2014 (3)	---	---	---	---
	140,625	---	---	$ 7.06	1/3/2015 (4)	---	---	---	---
	168,750	---	---	$ 10.52	1/3/2016 (5)	---	---	---	---
	28,875	---	---	$ 16.89	1/3/2017 (6)	---	---	---	---
	87,629	---	---	$ 10.20	3/14/2018 (7)	---	---	---	---
	50,800(8)	---	---	$ 14.45	5/6/2018	---	---	---	---
	135,114	45,038	---	$ 5.66	3/13/2019 (9)	---	---	---	---
	67,620	67,620	---	$ 6.50	3/15/2020 (10)	---	---	---	---
	---	---	---	---	---	43,590(11)	$ 218,386(12)	---	---
	42,929	128,788	---	$ 4.60	3/15/2021 (13)	---	---	---	---
	---	---	---	---	---	83,152(14)	$ 416,592(12)	---	---
	---	---	---	---	---	14,000(15)	$ 70,140(12)	---	---
	---	---	16,666(16)	$ 2.26	---	---	---	---	---
	---	---	---	---	---	---	---	9,333(16)	$56,000(17)
	---	188,261(18)	---	$ 4.72	3/15/2022 (18)	---	---	---	---
	---	---	---	---	---	120,056(19)	$ 612,286(12)	---	---
	---	---	---	---	---	---	---	21,000(20)	$126,000(17)
Elizabeth A. Cermak	75,000	25,000	---	$ 6.65	9/14/2019 (21)	---	---	---	---
	7,300	7,300	---	$ 6.50	3/15/2020 (10)	---	---	---	---
	11,250	33,750	---	$ 4.60	3/15/2021 (13)	---	---	---	---
	---	---	---	---	---	9,333(15)	$ 46,758(12)	---	---
	---	---	16,666(16)	$ 2.26	---	---	---	---	---
	---	---	---	---	---	---	---	9,333(16)	$56,000(17)
	---	25,000	---	$ 4.72	3/15/2022 (22)	---		---	---
	---	---	---	---	---	10,000(23)	$ 51,000(12)	---	---
	---	---	---	---	---	---	---	21,000(20)	$126,000(17)
John G. Fort	40,000	---	---	$ 19.21	7/16/2017 (24)	---	---	---	---
	6,000	---	---	$ 10.20	3/14/2018 (7)	---	---	---	---
	15,000(8)	---	---	$ 14.45	5/6/2018	---	---	---	---
	11,250	3,750	---	$ 5.66	3/13/2019 (9)	---	---	---	---
	15,000(8)	15,000	---	$ 6.50	3/15/2020 (10)	---	---	---	---

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	11,250	33,750	---	$ 4.60	3/15/2021(13)	---	---	---	---
	---	---	---	---	---	9,333(15)	$ 46,758(12)	---	---
	---	---	16,666(16)	$ 2.26	---	---	---	---	---
	---	---	---	---	---	---	---	9,333(16)	$56,000(17)
	---	22,500	---	$ 4.72	3/15/2022(22)	---		---	---
	---	---	---	---	---	9,000(23)	$ 45,900(12)	---	---
	---	---	---	---	---	---	---	21,000(20)	$126,000(17)
William L. Hodges	74,500	---	---	$ 6.24	8/2/2014(25)	---	---	---	---
	31,250	---	---	$ 7.06	1/3/2015(4)	---	---	---	---
	75,000	---	---	$ 10.52	1/3/2016(5)	---	---	---	---
	90,000	---	---	$ 16.90	1/3/2017(6)	---	---	---	---
	40,000	---	---	$ 10.20	3/14/2018(7)	---	---	---	---
	16,600(8)	---	---	$ 14.45	5/6/2018	---	---	---	---
	37,500	12,500	---	$ 5.66	3/13/2019(9)	---	---	---	---
	25,000	25,000	---	$ 6.50	3/15/2020(10)	---	---	---	---
	11,250	33,750	---	$ 4.60	3/15/2021(13)	---	---	---	---
	---	---	---	---	---	9,333(15)	$ 46,758(12)	---	---
	---	---	16,666(16)	$ 2.26	---	---	---	---	---
	---	---	---	---	---	---	---	9,333(16)	$56,000(17)
	---	25,000	---	$ 4.72	3/15/2022(22)	---	---	---	---
	---	---	---	---	---	10,000(23)	$ 51,000(12)	---	---
	---	---	---	---	---	---	---	21,000(20)	$126,000(17)
Gilda M. Thomas	40,000	---	---	$ 16.18	1/8/2017(26)	---	---	---	---
	40,000	---	---	$ 10.20	3/14/2018(7)	---	---	---	---
	15,400(8)	---	---	$ 14.45	5/6/2018	---	---	---	---
	37,500	12,500	---	$ 5.66	3/13/2019(9)	---	---	---	---
	25,000	25,000	---	$ 6.50	3/15/2020(10)	---	---	---	---
	11,250	33,750	---	$ 4.60	3/15/2021(13)	---	---	---	---
	---	---	---	---	---	14,000(15)	$ 70,140(12)	---	---
	---	---	16,666(16)	$ 2.26	---	---	---	---	---
	---	---	---	---	---	---	---	9,333(16)	$56,000(17)
	---	25,000	---	$ 4.72	3/15/2022(22)	---	---	---	---
	---	---	---	---	---	10,000(23)	$ 51,000(12)	---	---
	---	---	---	---	---	---	---	21,000(20)	$126,000(17)
Tomás S. Bocanegra	25,000	---	---	$ 4.34	7/5/2021(27)	---	---	---	---

(1)

Each of these options was granted under our 2010 Omnibus Equity Compensation Plan or 2000 Equity Compensation Plan, has a 10-year term and vests and becomes exercisable in four equal annual installments, with the initial vesting date occurring on the one-year anniversary of the respective date of grant.

(2)	The exercise price of each of the options included in this table is equal to the closing price of POZEN’s common stock as reported by NASDAQ on the respective date of grant.

(3)	The option award vests 25% per year beginning on the first anniversary of the option’s 1/2/2004 grant date.

(4)	The option award vests 25% per year beginning on the first anniversary of the option’s 1/3/2005 grant date.

(5)	The option award vests 25% per year beginning on the first anniversary of the option’s 1/3/2006 grant date.

(6)	The option award vests 25% per year beginning on the first anniversary of the option’s 1/3/2007 grant date.

(7)	The option award vests 25% per year beginning on the first anniversary of the option’s 3/14/2008 grant date.

(8)	These options were granted under our 2000 Equity Compensation Plan, pursuant to an incentive program (the “PN incentive program”), to all of the Company’s employees, including its executive officers, and have a 10-year term. Twenty-five percent (25%) vested in August 2009 upon the acceptance by the FDA of the NDA for VIMOVO. The remaining seventy-five (75%) of the options granted vested in April 2010 upon the receipt by the Company of an action letter from the FDA indicating approval of the NDA for VIMOVO.

(9)	The option award vests 25% per year beginning on the first anniversary of the option’s 3/13/2009 grant date.

(10)	The option award vests 25% per year beginning on the first anniversary of the option’s 3/15/2010 grant date.

(11)	Represents the unvested portion of 87,180 restricted stock units awarded to Dr. Plachetka in March 2010. The restricted stock units vest in four equal annual installments, commencing with an initial vesting date of March 15, 2011, and in the event of a change of control, in accordance with the terms of our 2000 Equity Compensation Plan. The shares of common stock represented by the RSUs, once vested, are payable when Dr. Plachetka ceases to be employed by or perform services for POZEN. No dividends are payable on the restricted stock units; however, the restricted stock units will be appropriately adjusted in the event of a stock split, stock dividend or other change in capitalization of POZEN.

(12)	Calculated by multiplying the closing market price of POZEN’s common stock on December 31, 2012 by the unvested number of restricted stock units.

(13)	The option award vests 25% per year beginning on the first anniversary of the option’s 3/15/2011 grant date.

(14)	Represents the unvested portion of 110,870 restricted stock units awarded to Dr. Plachetka in March 2011. The restricted stock units vest in four equal annual installments, commencing with an initial vesting date of March 15, 2012, and in the event of a change of control, in accordance with the terms of our 2000 Equity Compensation Plan. The shares of common stock represented by the RSUs, once vested, are payable when Dr. Plachetka ceases to be employed by or perform services for POZEN. No dividends are payable on the restricted stock units; however, the restricted stock units will be appropriately adjusted in the event of a stock split, stock dividend or other change in capitalization of POZEN.

(15)	Represents the unvested portion of restricted stock units awarded in October, 2011. The restricted stock units vest in three equal annual installments, commencing with an initial vesting date of October 1, 2011, and in the event of a change of control, in accordance with the terms of our 2010 Omnibus Equity Compensation Plan.

(16)	Each of these options and stock awards was granted under our 2010 Omnibus Equity Compensation Plan, has a 10-year term and vest in accordance with the following schedule: (a) one-half (1/2) upon first cycle NDA approval of PA32540 (otherwise 25% upon NDA approval after first cycle), and (b) one-half (1/2) upon execution of a significant partnering transaction for PA32540 in a major territory as determined by the Compensation Committee of the Company, in its sole discretion, at the time of such transaction, subject in each case to continued employment or service to the Company. At December 31, 2012, one-third (1/3) of the original grant were forfeited in acknowledgement that the NDA filing was not made prior to December 31, 2012.

(17)

The amounts included in this column are the dollar amounts representing the full grant date fair value of each option and restricted stock unit award calculated in accordance with FASB ASC TOPIC 718 and do not represent the actual value that may be recognized by the named executive officers upon option exercise or settlement of restricted stock units. For information on the valuation assumptions used in calculating this amount, see Note 6 to POZEN’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC.

(18)	Represents the unvested portion of 188,261 options awarded to Dr. Plachetka in March 2012. The options vest in four equal annual installments, commencing with an initial vesting date of March 15, 2013, and in the event of a change of control, in accordance with the terms of our 2000 Equity Compensation Plan.

(19)	Represents the unvested portion of 120,056 restricted stock units awarded to Dr. Plachetka in March 2012. The restricted stock units vest in four equal annual installments, commencing with an initial vesting date of March 15, 2013, and in the event of a change of control, in accordance with the terms of our 2000 Equity Compensation Plan. The shares of common stock represented by the RSUs, once vested, are payable when Dr. Plachetka ceases to be employed by or perform services for POZEN. No dividends are payable on the restricted stock units; however, the restricted stock units will be appropriately adjusted in the event of a stock split, stock dividend or other change in capitalization of POZEN.

(20)	Each of these options and stock awards was granted under our 2010 Omnibus Equity Compensation Plan, has a 10-year term and vest in accordance with the following schedule: (a) one-half (1/2) upon the acceptance by the FDA of the filing of a new drug application (the “NDA”) for a low dose PA product, currently PA8140 and (b) one-half (1/2) upon approval by the FDA of an NDA for a low dose PA product, currently PA8140.

(21)	The option award vests 25% per year beginning on the first anniversary of the option’s 9/15/2009 grant date.

(22)	The option award vests 50% per year beginning on the first anniversary of the option’s 3/15/2012 grant date.

(23)	The RSU award vests 50% per year beginning on the third anniversary of the option’s 3/15/2012 grant date.

(24)	The option award vests 25% per year beginning on the first anniversary of the option’s 7/16/2007 grant date.

(25)	The option award vests 25% per year beginning on the first anniversary of the option’s 8/2/2004 grant date.

(26)	The option award vests 25% per year beginning on the first anniversary of the option’s 1/8/2007 grant date.

(27)	The option award vests 25% per year beginning on the first anniversary of the option’s 7/5/2011 grant date and expire one year after Dr. Bocanegra’s employment termination.

Option Exercises and Stock Vested in 2012 Fiscal Year

The following table provides information regarding our named executive officers’ exercise of stock options and vesting of restricted stock awards during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
John R. Plachetka, Pharm.D.	187,500	$ 185,456	63,512	$ 327,595
Elizabeth A. Cermak	---	---	9,333	$ 61,131
John G. Fort, M.D.	---	---	9,333	$ 61,131
William L. Hodges	---	---	9,333	$ 61,131
Gilda M. Thomas	---	---	14,000	$ 91,700
Tomás S. Bocanegra	---	---	---	---

(1)	Calculated based on the closing market price of POZEN’s common stock on the respective date of exercise less the exercise price for such shares.

(2)	Represents the value of restricted stock units that vested during 2012. Calculated by multiplying the number of shares represented by the restricted stock units by the closing market price of POZEN’s common stock on the vesting date.

Pension Benefits for 2012 Fiscal Year

The table disclosing the value of accumulated benefits under and other information concerning defined benefit plans during the year is omitted because we do not have a defined benefit plan for our named executive officers or other employees. The only retirement plan available to our named executive officers in 2012 was our 401(k) plan which is available to all employees.

Nonqualified Deferred Compensation for 2012 Fiscal Year

The table disclosing contributions to and aggregate earnings under or distributions from nonqualified defined contribution or other deferred compensation plans is omitted because we do not have any such nonqualified deferred compensation plans.

Potential Payments on Termination and Change of Control

Upon termination of employment or a change of control, our named executive officers are entitled to certain compensation and benefits under the terms of their employment agreements, as well as other plans and arrangements provided by us. The terms of the employment agreements for Dr. Plachetka, Mr. Hodges and Ms. Thomas contain provisions providing for a tax gross up in the event that any severance payment or benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Executive employment agreements executed after January 1, 2009, including those executed by Ms. Cermak and Dr. Fort, do not contain this provision. The tables below list the potential compensation payable to our executive officers under various hypothetical termination scenarios. The discussion and the amounts shown in the tables assume that the termination or change of control took place on December 31, 2012 (and thus include amounts earned through such time), and assume that the price per share of our stock was the closing market price on December 31, 2012 ($5.01 per share). The amounts shown are estimates of the amounts that would be paid out to the executive officers. The amounts that the executive officers would receive in an actual termination or change of control can only be determined at the time the event occurs.

John R. Plachetka

The following table describes the potential payments upon termination or a change of control for John R. Plachetka, Pharm.D., our President and Chief Executive Officer (CEO).

Executive Benefits and Payments Upon Termination	Termination For Cause or Voluntary Termination Without Good Reason	Termination Without Cause or Voluntary Termination for Good Reason (Other than in connection with a Change of Control)	Death or Disability	Non- Renewal of Contract Not Following a Change of Control	Change of Control (Voluntary Termination for Good Reason)	Change of Control (Termination Without Cause or Non-Renewal of Contract)	Change of Control (No Termination)
Compensation:
Salary Continuation (1x or 2x) [1]	$0	$1,184,600	$0	$0	$592,300	$1,184,600	$0
Bonus	$0	$710,700	$360,700	$0	$360,700	$710,700	$0

(1x or 2x) [2]
Stock Options – Accelerated [3,4]	$0	$98,636 (3)	$0	$0	$98,636 (4)	$98,636 (4)	$98,636 (4)
Restricted Stock Units [5]	$0	$0	$0	$0	$1,353,356	$1,353,356	$1,353,356
LTIP [6,7]	$0	$547,781 (6)	$0	$0	$1,095,559 (7)	$1,095,559 (7)	$1,095,559 (7)
Benefits and Perquisites
Health Care Continuation [8]	$0	$14,130	$0	$0	$14,130	$14,130	$0
280G Tax Gross Up [9]	$0	$0	$0	$0	$0	$0	$0

(1)	Annual 2012 base salary is $592,300.

(2)	The bonus component is based on the annual cash incentive for 2011 and 2012 and excludes special bonuses made during those years. The reported amount is calculated as the average annual cash incentive awarded over the previous two years. The average of the annual cash incentive paid in 2011 ($106,500) and 2012 ($124,400).

(3)	This amount represents options that would otherwise vest in 2012. The aggregate value reported is based on the spread between the closing stock market price of $5.01 on December 31, 2012 and the exercise price of the options.

(4)	Pursuant to our 2010 Omnibus Equity Compensation Plan, unless the Compensation Committee determines otherwise, upon a change of control all awards vest as of the change of control date. This number assumes that all outstanding unvested options held as of December 31, 2012 would vest. The aggregate value reported is based on the spread between the closing stock market price of $5.01 on December 31, 2012 and the exercise prices of the option grants.

(5)	This number assumes that all outstanding unvested restricted stock units held as of December 31, 2012 would vest (see note 4 above). The reported value for the restricted stock units is equal to the grants with underlying shares times the closing market stock price of $5.01 on December 31, 2012.

(6)	This number assumes that the tranches from his Long Term Incentive Cash Awards that would otherwise vest in 2012 become vested.

(7)	The number assumes that all remaining tranches from his Long Term Incentive Cash Awards vest upon a change in control.

(8)	Dr. Plachetka is entitled to continue participation in our health and dental plan for 18 months after termination, or, alternatively POZEN will reimburse him for its share of COBRA premiums for such health and dental benefits for a period of 18 months. The reported amount assumes that we will pay 100% of the employee premium and 50% of the dependent premium in effect at December 31, 2012 for 18 months.

(9)	See the narrative that follows these tables for a discussion of the tax gross-up benefit payable to Dr. Plachetka. The reported numbers assume a December 31, 2012 closing stock price of $5.01. Based on such closing stock price and the terms and conditions of Dr. Plachetka’ employment agreement, the calculated 280G payment is zero.

Elizabeth A. Cermak

The following table describes the potential payments upon termination or a change of control of POZEN for Elizabeth A. Cermak, Executive Vice President and Chief Commercial Officer.

Executive Benefits and Payments Upon Termination	Termination For Cause or Voluntary Termination Without Good Reason	Termination Without Cause or Voluntary Termination for Good Reason (Other than in connection with a Change of Control)	Death or Disability	Non- Renewal of Contract Term	Change of Control (Termination Without Cause or Voluntary Termination for Good Reason)	Change of Control (No Termination)
Compensation:
Salary [1]	$0	$352,300	$0	$0	$352,300	$0
Bonus [2]	$0	$115,450	$0	$0	$115,450	$0
Stock Options – Accelerated [3,4]	$0	$0	$0	$0	$59,671	$59,671
Restricted Stock Units [5]	$0	$0	$0	$0	$105,210	$105,210
Benefits and Perquisites
Health Care Continuation [6]	$0	$9,504	$0	$0	$9,504	$0

(1)	Annual 2012 base salary is $352,300.

(2)	The bonus component is based on the annual cash incentive for 2011 and 2012 and excludes special bonuses made during those years. The reported amount is calculated as the average annual cash incentive awarded over the previous two years. The average of the annual cash incentive paid in 2011 ($106,500) and 2012 ($124,400).

(3)	This amount represents options that would otherwise vest in 2012. The aggregate value reported is based on the spread between the closing stock market price of $5.01 on December 31, 2012 and the exercise price of the options.

(4)	Pursuant to our 2010 Omnibus Equity Compensation Plan, unless the Compensation Committee determines otherwise, upon a change of control all awards vest as of the change of control date. This number assumes that all outstanding unvested options held as of December 31, 2012 would vest. The aggregate value reported is based on the spread between the closing stock market price of $5.01 on December 31, 2012 and the exercise prices of the option grants.

(5)	This number assumes that all outstanding unvested restricted stock units held as of December 31, 2012 would vest (see note 4 above). The reported value for the restricted stock units is equal to the grants with underlying shares times the closing market stock price of $5.01 on December 31, 2012.

(6)	Ms. Cermak is entitled to continue participation in our health and dental plan for the shorter of one year or until he obtains comparable coverage from another employer after termination. The reported amount assumes we will pay 100% of the employee premium and 50% of the dependent premium in effect at December 31, 2012 for 12 months.

William L. Hodges

The following table describes the potential payments upon termination or a change of control of POZEN for William L. Hodges, Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Termination	Termination For Cause or Voluntary Termination Without Good Reason	Termination Without Cause or Voluntary Termination for Good Reason (Other than in connection with a Change of Control)	Death or Disability	Non- Renewal of Contract Term	Change of Control (Termination Without Cause or Voluntary Termination for Good Reason)	Change of Control (No Termination)
Compensation:
Salary [1]	$0	$352,300	$0	$0	$352,300	$0
Bonus [2]	$0	$112,150	$0	$0	$112,150	$0
Stock Options – Accelerated [3,4]	$0	$0	$0	$0	$59,671	$59,671
Restricted Stock Units [5]	$0	$0	$0	$0	$143,618	$143,618
Benefits and Perquisites
Health Care Continuation [6]	$0	$9,420	$0	$0	$9,420	$0
280G Tax Gross Up [7]	$0	$0	$0	$0	$0	$0

(1)	Annual 2012 base salary is $352,300.

(2)	The bonus component is based on the annual cash incentive for 2011 and 2012 and excludes special bonuses made during those years. The reported amount is calculated as the average annual cash incentive awarded over the previous two years. The average of the annual cash incentive paid in 2011 ($103,000) and 2012 ($121,300).

(3)	This amount represents options that would otherwise vest in 2012. The aggregate value reported is based on the spread between the closing stock market price of $5.01 on December 31, 2012 and the exercise price of the options.

(4)	Pursuant to our 2010 Omnibus Equity Compensation Plan, unless the Compensation Committee determines otherwise, upon a change of control all awards vest as of the change of control date. This number assumes that all outstanding unvested options held as of December 31, 2012 would vest. The aggregate value reported is based on the spread between the closing stock market price of $5.01 on December 31, 2012 and the exercise prices of the option grants.

(5)	This number assumes that all outstanding unvested restricted stock units held as of December 31, 2012 would vest (see note 4 above). The reported value for the restricted stock units is equal to the grants with underlying shares times the closing market stock price of $5.01 on December 31, 2012.

(6)	Mr. Hodges is entitled to continue participation in our health and dental plan for the shorter of one year or until he obtains comparable coverage from another employer after termination. The reported amount assumes we will pay 100% of the employee premium and 50% of the dependent premium in effect at December 31, 2012 for 12 months.

(7)	See the narrative that follows these tables for a discussion of the tax gross-up benefit payable to Mr. Hodges. The reported number assumes a December 31, 20121 closing stock price of $5.01. Based on such closing stock price and the terms and conditions of Mr. Hodges’ employment agreement, the calculated 280G payment is zero.

John G. Fort, M.D.

The following table describes the potential payments upon termination or a change of control of POZEN for John G. Fort, M.D., Chief Medical Officer.

Executive Benefits and Payments Upon Termination	Termination For Cause or Voluntary Termination Without Good Reason	Termination Without Cause or Voluntary Termination for Good Reason (Other than in connection with a Change of Control)	Death or Disability	Non- Renewal of Contract Term	Change of Control (Termination Without Cause or Voluntary Termination for Good Reason)	Change of Control (No Termination)
Compensation:
Salary [1]	$0	$371,300	$0	$0	$371,300	$0
Bonus [2]	$0	$113,350	$0	$0	$113,350	$0
Stock Options – Accelerated [3,4]	$0	$0	$0	$0	$59,671	$59,671
Restricted Stock Units [5]	$0	$0	$0	$0	$138,608	$138,608
Benefits and Perquisites
Health Care Continuation [6]	$0	$10,356	$0	$0	$10,356	$0

(1)	Annual 2012 base salary is $371,300.

(2)

The bonus component is based on the annual cash incentive for 2011 and 2012 and excludes special bonuses made during those years. The reported amount is calculated as the average annual cash incentive awarded over the previous two years. The average of the annual cash incentive paid in 2011 ($107,500) and 2012 ($119,200).

(3)

This amount represents options that would otherwise vest in 2012. The aggregate value reported is based on the spread between the closing stock market price of $5.01 on December 31, 2012 and the exercise price of the options.

(4)

Pursuant to our 2010 Omnibus Equity Compensation Plan, unless the Compensation Committee determines otherwise, upon a change of control all awards vest as of the change of control date. This number assumes that all outstanding unvested options held as of December 31, 2012 would vest. The aggregate value reported is based on the spread between the closing stock market price of $5.01 on December 31, 2012 and the exercise prices of the option grants.

(5)

This number assumes that all outstanding unvested restricted stock units held as of December 31, 2012 would vest (see note 4 above). The reported value for the restricted stock units is equal to the grants with underlying shares times the closing market stock price of $5.01 on December 31, 2012.

(6)

Dr. Fort is entitled to continue participation in our health and dental plan for the shorter of one year or until he obtains comparable coverage from another employer after termination. The reported amount assumes we will pay 100% of the employee premium and 50% of the dependent premium in effect at December 31, 2012 for 12 months.

Gilda M. Thomas

The following table describes the potential payments upon termination or a change of control of POZEN for Gilda M. Thomas, Senior Vice President, General Counsel.

Executive Benefits and Payments Upon Termination	Termination For Cause or Voluntary Termination Without Good Reason	Termination Without Cause or Voluntary Termination for Good Reason (Other than in connection with a Change of Control)	Death or Disability	Non- Renewal of Contract Term	Change of Control (Termination Without Cause or Voluntary Termination for Good Reason)	Change of Control (No Termination)
Compensation:
Salary [1]	$0	$328,900	$0	$0	$328,900	$0
Bonus [2]	$0	$104,000	$0	$0	$104,000	$0
Stock Options – Accelerated [3,4]	$0	$0	$0	$0	$59,671	$59,671
Restricted Stock Units [5]	$0	$0	$0	$0	$166,998	$166,998
Benefits and Perquisites
Health Care Continuation [6]	$0	$11,136	$0	$0	$11,136	$0
280G Tax Gross Up7	$0	$0	$0	$0	$0	$0

(1)	Annual 2012 base salary is $328,900.

(2)	The bonus component is based on the annual cash incentive for 2011 and 2012 and excludes special bonuses made during those years. The reported amount is calculated as the average annual cash incentive awarded over the previous two years. The average of the annual cash incentive paid in 2011 ($95,400) and 2012 ($112,600).

(3)	This amount represents options that would otherwise vest in 2012. The aggregate value reported is based on the spread between the closing stock market price of $5.01 on December 31, 2012 and the exercise price of the options.

(4)	Pursuant to our 2010 Omnibus Equity Compensation Plan, unless the Compensation Committee determines otherwise, upon a change of control all awards vest as of the change of control date. This number assumes that all outstanding unvested options held as of December 31, 2012 would vest. The aggregate value reported is based on the spread between the closing stock market price of $5.01 on December 31, 2012 and the exercise prices of the option grants.

(5)	This number assumes that all outstanding unvested restricted stock units held as of December 31, 2012 would vest (see note 4 above). The reported value for the restricted stock units is equal to the grants with underlying shares times the closing market stock price of $5.01 on December 31, 2012.

(6)	Ms. Thomas is entitled to continue participation in our health and dental plan for the shorter of one year or until he obtains comparable coverage from another employer after termination. The reported amount assumes we will pay 100% of the employee premium and 50% of the dependent premium in effect at December 31, 2012 for 12 months.

(7)	See the narrative that follows these tables for a discussion of the tax gross-up benefit payable to Ms. Thomas. The reported number assumes a December 31, 20121 closing stock price of $5.01. Based on such closing stock price and the terms and conditions of Ms. Thomas’ employment agreement, the calculated 280G payment is zero.

Base Compensation and Bonuses

Chief Executive Officer

Pursuant to his employment agreement, upon a termination without cause or a voluntary termination by

John R. Plachetka, our CEO, for good reason (each as defined in his employment agreement), he is entitled to continue to receive annual salary for a period of two years following such termination. He is also entitled to receive a lump sum bonus equal to two times the average of the annual cash incentives paid to him in the two prior years. Upon termination due to death or disability, he is entitled to receive a lump sum bonus equal to a prorated amount of the average annual cash incentives paid to him in the two prior years. Upon a termination by our CEO for good reason in connection with a change of control, he is entitled to receive annual salary for a period of one year following such termination and a lump sum bonus equal to the average of the annual cash incentives paid to him in the two prior years.

Other Named Executive Officers

Pursuant to their employment agreements, upon a termination without cause or a voluntary termination by the executive for good reason (each as defined in their employment agreements), whether or not in connection with a change of control, our other current named executive officers are entitled to a severance payment equal to one year’s base salary plus the average annual cash incentives paid to them over the preceding two years.

Accelerated Vesting of Options and Other Stock-Based Awards

2010 Plan

Pursuant to our 2010 Plan, unless the Compensation Committee determines otherwise, all outstanding options and stock appreciation rights, including those held by our named executive officers, will automatically accelerate and become fully exercisable, the restrictions and conditions on all outstanding stock awards will immediately lapse, and all stock units, dividend equivalents and other stock-based awards will become fully vested and will be paid at their target value or in such greater amounts as the Committee may determine. The Compensation Committee may also take certain other actions as provided in the 2010 Plan, including determining that outstanding options and stock appreciation rights that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation or a parent or subsidiary of the surviving corporation).

For purposes of the 2010 Plan, a change of control is generally defined to include any of the following:

—	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;
—

if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

—	if we sell or dispose of all or substantially all of our assets;
—	if we are liquidated or dissolved; or
—

if a majority of the Board have been members of the Board for less than one year, unless the election or nomination for election of each new Director who was not a director at the beginning of such one year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Chief Executive Officer

Stock Options. Under his employment agreement, in the event of a termination of employment without cause by POZEN, or voluntary termination by the CEO for good reason, Dr. Plachetka will be entitled to accelerated vesting of any stock options which would otherwise vest during the 12 month period following the termination. For purposes of this analysis, based upon the assumed December 31, 2012 termination date, he would be entitled to vest upon such termination in any options which would otherwise vest prior to December 31, 2013. However, in the event of a change of control on December 31, 2012, in accordance with the terms of the 2010 Plan, unless the Compensation Committee determined otherwise, all of the CEO’s options would become fully vested.

All of these options must be exercised within 90 days, or in the case of options granted in 2009 and after one year, of the CEO’s termination of employment according to the terms of the applicable stock option agreements.

Restricted Stock Units. In 2007, our CEO was granted restricted stock units under our Second Amended and Restated POZEN Inc. 2000 Equity Compensation Plan (the “2000 Plan”), the predecessor plan to our 2010 Plan, payable in shares of common stock, to the extent vested, when the CEO terminates his employment with or service to POZEN. Upon a change of control, in accordance with the terms of the grants, unless the Compensation Committee determines otherwise, all of the CEO’s restricted stock units would become fully vested.

Other Named Executive Officers

In the event of a change of control on December 31, 2012, in accordance with the terms of our 2010 Plan, unless the Compensation Committee determined otherwise, all of these executive officers’ options would become fully vested. All of these options must be exercised within 90 days, or in the case of options granted in 2009 and later one year of the executive’s termination of employment according to the terms of the applicable stock option agreements.

General Release

Under the terms of our employment agreements with our named executive officers, payment of severance compensation and benefits upon termination of the executive’s employment without cause by POZEN, the executive’s voluntary termination for good reason or termination of the executive’s employment for good reason in connection with a change of control are subject to and conditioned upon the executive’s signing a general release of claims against POZEN.

Termination without Cause or Upon Non-Renewal of Term and Termination for Good Reason

Our named executive officers will be entitled to certain benefits as described in the tables above if the executive officer’s employment is terminated by POZEN for reasons other than cause or by the executive officer for good reason.

Chief Executive Officer

For our CEO, a termination is for cause if the CEO:

—	Is convicted of, or pleads no contest to, any crime that constitutes a felony;
—	Commits an act of embezzlement, fraud or theft, or commits willful misconduct or dishonest behavior that is detrimental to the reputation, business or operations of POZEN;
—	Repeatedly fails or refuses to perform his reasonably assigned duties, which remains uncorrected 30 days after receiving written notice;
—	Fails to comply with the policies or directives of the Board of Directors; or
—	Violates the terms and conditions of his nondisclosure, inventions and non-solicitation agreement.

Our CEO may terminate his employment for good reason if:

—	POZEN reduces, or fails to pay when due, any salary or other benefits payable under the employment agreement;
—	His duties, responsibilities, title or authority are materially adversely changed or diminished;
—	POZEN materially breaches its obligations under the CEO’s employment agreement;
—	The CEO’s office is relocated to a location more than fifty miles from the current location;
—	The CEO is not elected, or is removed, as a director of POZEN, unless in connection with a change of control;
—	POZEN fails to obtain an acquiring company’s agreement to assume the CEO’s employment agreement; or

—	A change of control occurs and the CEO gives notification of his intention to terminate his employment (see discussion below).

Pursuant to his employment agreement, our CEO will be entitled to certain benefits as described in the table above if his employment agreement is not renewed, but only if such non-renewal occurs within 24 months following a change of control. The CEO is also entitled to certain benefits as described in the tables above if, within 60 days following a change of control event, he notifies us that he intends to terminate his employment and the effective date of such termination is not less than 90 days after the date of the notice. For purposes of the CEO’s employment agreements, a change of control has the same meaning as under our 2000 Equity Compensation Plan, the predecessor plan to the 2010 Plan.

Other Named Executive Officers

For our other named executive officers, a termination is for cause if the executive:

—	Commits an illegal or dishonest act that is materially detrimental to POZEN;
—	Fails to carry out his assigned duties, which remains uncorrected 30 days after receiving written notice;
—	Fails to comply with the policies or directives of the Board of Directors;
—	Violates the terms and conditions of the employment agreement or his or her nondisclosure, inventions and non-solicitation agreement; or
—	Violates company harassment or discrimination policies.

These executives may terminate their employment for good reason if:

—	POZEN breaches its obligations under the executive’s employment agreement;
—	The executive’s duties and responsibilities are substantially reduced or diminished;
—	The executive’s office is relocated to a location more than fifty miles from the current location; or
—	A change of control occurs and the executive gives notification of his or her intention to terminate his employment (see discussion below).

Our other named executive officers will be entitled to certain benefits as described in the tables above if, within 60 days following the change of control event, the executive officer provides us with a notice of the officer’s intent to terminate his employment, and the effective date of such termination is not less than 60 days after the date of the notice. For purposes of these executives’ employment agreements, a change of control has the same meaning as under our 2000 Equity Compensation Plan, the predecessor plan to the 2010 Plan. Our other executive officers will receive no severance benefits based solely on termination by non-renewal of their employment agreements at the end of their respective terms.

280G Tax Gross-up

Chief Executive Officer

Upon a change of control of POZEN, our CEO may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Pursuant to the terms of his employment agreement, our CEO is entitled to a full reimbursement by POZEN of any excise taxes that are imposed upon him as a result of the change of control, any income and excise taxes imposed upon him as a result of POZEN’s reimbursement of the excise tax amount and any additional income and excise taxes that are imposed upon him as a result of POZEN’s reimbursement of such excise or income taxes. Notwithstanding the foregoing, if the total of all payments to which our CEO is entitled in connection with the change of control is less than 115% of the safe harbor under the applicable IRS regulations, then he is not entitled to a gross up payment and the amounts payable to him are reduced to the amount of the safe harbor. For this purpose, the safe harbor is an amount that is equal to 2.99 times the average annualized taxable compensation reported for the CEO over the five preceding years. For purposes of the 280G calculation reflected in the preceding table, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the CEO’s executing a noncompetition agreement. The payment of the 280G tax gross-up, if applicable, will be payable to our CEO for any excise tax incurred regardless of whether his employment is terminated.

Other Named Executive Officers

Upon a change of control of POZEN, Mr. Hodges and Ms. Thomas may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. They are entitled to a full reimbursement by POZEN of any excise taxes that are imposed upon them as a result of the change of control, any income and excise taxes imposed on them as a result of POZEN’s reimbursement of the excise tax amount and any additional income and excise taxes that are imposed on them as a result of this reimbursement for excise or income taxes. For purposes of the 280G calculation reflected in the preceding table, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to Mr. Hodges or Ms. Thomas executing a noncompetition agreement. The payment of the 280G tax gross-up will be payable to them for any excise tax incurred regardless of whether there employment is terminated. The executive employment agreements of Ms. Cermak, Dr. Bocanegra and Dr. Fort, which were executed after January 1, 2009, do not contain provisions entitling them to full reimbursement by POZEN for all excise taxes that are imposed on them under Section 280G.

PROPOSAL 2:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation at the Annual Meeting, commonly referred to as a “Say-on-Pay” vote.

The advisory vote on executive compensation is a non-binding vote on the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Please read the Compensation Discussion and Analysis section starting on page 19 of this proxy statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2012 compensation of our named executive officers.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board, or our compensation policies as they relate to risk management. The Dodd-Frank Act requires that we hold the advisory vote on executive compensation at least once every three years. At the 2011 Annual Meeting of Stockholders, the Company’s stockholders recommended, on an advisory basis, that the frequency of the stockholder vote on the compensation of our named executive officers occur every year.

The Compensation Committee of our Board oversees and administers our executive compensation program, including the evaluation and approval of compensation plans, policies and programs offered to our named executive officers. The Compensation Committee has designed the executive compensation program for our named executive officers to meet the following objectives:

•	Ensure executive compensation is aligned with our corporate strategies and business objectives.

•

Subject a substantial portion of an executive officer’s compensation to achieving both short-term and long-term performance objectives that enhances stockholder value by linking rewards to measurable corporate and individual performance.

•	Reinforce the importance of meeting and exceeding identifiable and measurable goals through awards for performance.

•	Provide total direct compensation that is competitive in the marketplace in order to attract, retain and motivate the best possible executive candidates.

•	Provide an incentive for long-term continued employment with our Company.

We believe our approach to goal setting and setting of targets with payouts based upon performance results assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. The Compensation Discussion and Analysis section starting on page 19 of this proxy statement provides a more detailed discussion of our executive compensation program and compensation philosophy.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board or our Compensation Committee. The outcome of the vote will not require the Company, our Board or our Compensation Committee to take any action, and will not be construed as overruling any decision by the Company or the Board.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

RESOLVED, that the stockholders of POZEN Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2013 Annual Meeting.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by duly executed proxies is required for approval of the advisory (non-binding) vote on executive compensation.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the registered independent public accounting firm of Ernst & Young LLP as the independent auditors to examine POZEN’s financial statements for the fiscal year ending December 31, 2013 and has recommended to the Board that such appointment be submitted to our stockholders for ratification. Ernst & Young LLP has served as our independent auditors since 1997. Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from those attending the meeting.

Although stockholder ratification of the appointment of our independent auditors is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, then our Audit Committee will reconsider whether or not to retain that firm.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by duly executed proxies is required for approval of the proposal to ratify the appointment of our independent auditors.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors oversees POZEN’s financial reporting process on behalf of the Board. Management is responsible for POZEN’s disclosure controls and procedures and financial reporting process, including its system of internal control over financial reporting, and for preparing POZEN’s financial statements in accordance with accounting principles generally accepted in the United States. POZEN’s independent auditors are responsible for auditing those financial statements and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors. The Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.POZEN.com.

The Audit Committee has met and held discussions with management and the independent auditors, both separately and together. Management has represented to the Audit Committee that POZEN’s audited financial statements for 2012 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with the independent auditors their independence from POZEN and its management, including the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Finally, the Audit Committee has discussed with POZEN’s independent auditors the overall scope and plans for their audits, the results of their examinations, their evaluations and assessment of POZEN’s internal control over financial reporting and the overall quality of POZEN’s financial reporting.

In its oversight function, the Audit Committee relies on the representations of management and the independent auditors and thus does not have an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal control over financial reporting, that POZEN’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of POZEN’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States, or that the independent auditors are in fact “independent.”

Based upon the Audit Committee’s discussions with management and the independent auditors as described above and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board that POZEN’s audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Submitted by:

The Audit Committee of the Board of Directors

Arthur S. Kirsch, Chairman

Kenneth B. Lee, Jr.

Martin Nicklasson, Ph.D.

Seth A. Rudnick, M.D.

AUDIT AND OTHER FEES

The following table summarizes the aggregate fees billed for professional services rendered to us by Ernst & Young LLP, our registered independent public accounting firm, in fiscal years 2011 and 2012. A description of these fees and services follows the table.

	2011	2012
Audit Fees	$ 414,892	$ 391,900
Audit Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--
Total	$ 414,892	$ 391,900

Audit Fees. Fees for audit services in 2012 and 2011 consisted of fees associated with the annual audit and the reviews of POZEN’s quarterly reports on Form 10-Q along with fees associated with SEC and accounting regulations and compliance consulting.

Audit-Related Fees. There were no fees for the category “Audit-Related Fees” in 2012 and 2011.

Tax Fees. There were no fees for the category “Tax Fees” in 2012 and 2011.

All Other Fees. There were no fees for the category “All Other Services” in 2012 and 2011.

The Audit Committee has considered whether the provision of these services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young. Further, all of the services provided by Ernst & Young in 2012 and 2011 were approved in advance in accordance with the Audit Committee’s pre-approval policies and procedures described below. The Audit Committee did not rely on the waiver of pre-approval procedures permitted with respect to de minimus non-audit services under the applicable rules of the SEC for its approval of any of the services provided by Ernst & Young LLP in 2012 and 2011.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services to be provided by our independent auditors. Under these policies and procedures, the Audit Committee approves in advance the provision of services and fees for such services that are specifically identified in the independent auditor’s annual engagement letter for the audits and reviews, in management’s annual budget relating to services to be provided by the independent auditors and any amendments to the annual budget reflecting additional services to be provided by or higher fees of the independent auditors. All other services to be provided by the independent auditors are pre-approved by the Audit Committee as they arise. The Chairman of the Audit Committee has been delegated authority to pre-approve services in accordance with these policies and procedures. The Chairman is to report any such approval of services to the Audit Committee at its next meeting. The Audit Committee considers, among other things, whether the provision of such audit or non-audit services is consistent with applicable regulations regarding maintaining auditor independence, whether the provision of such services would impair the independent auditors’ independence and whether the independent auditors are best positioned to provide the most effective and efficient service.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

See “Executive Compensation” and “Director Compensation” above for a discussion of director compensation, executive compensation and our named executive officers’ employment agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers and persons who own more than 10% of our outstanding shares of common stock to file with the SEC initial reports of ownership and reports of changes in ownership in our common stock and other equity securities. Specific due dates for these records have been established, and we are required to report in this proxy statement any failure in 2012 to file by these dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, there were no reports required under Section 16(a) of the Exchange Act that were not timely filed during the fiscal year ended December 31, 2012.

CERTAIN DEADLINES FOR THE 2014 ANNUAL MEETING

Any stockholder proposal submitted to us pursuant to SEC Rule 14a-8 under the Exchange Act for inclusion in the proxy statement and proxy relating to our 2014 Annual Meeting must be received by us no later than the close of business on December 24, 2013. If we do not receive notice of any non-Rule 14a-8 matter that a stockholder wishes to raise at the Annual Meeting in 2014 by March 7, 2014, the proxy holders will retain discretionary authority to vote proxies on any such matter if it is raised at the 2014 Annual Meeting.

In order for a stockholder to nominate a person for election to the Board or bring other business before the 2014 annual meeting of stockholders, the stockholder must comply with the advance notice provisions of our bylaws, which require that the stockholder deliver written notice to the Secretary and comply with the other requirements set forth in the bylaws. In the case of stockholder nominations, we must receive this notice not less than 90 days prior to the meeting date as originally scheduled. In the case of any other business, we must receive the notice not less than 60 or more than 90 days prior to the meeting date as originally scheduled. If we give stockholders less than 70 days’ notice or prior public disclosure of the date of the annual meeting, the stockholder must deliver the Secretary notice that must be received or mailed or delivered not later than the close of business on the 10th day following the date on which we gave notice or made public disclosure of the date of the annual meeting to either make a nomination or bring other business before the meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries. Under this process, stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notice for all stockholders having that address. The Notice for each stockholder will include that stockholder’s unique control number needed to vote his or her shares.

If you would like to receive a separate Notice, please contact our investor relations department at our offices located at 1414 Raleigh Road, Suite 400, Chapel Hill, North Carolina 27517; telephone (919) 913-1030.

For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.

If you are a beneficial owner, you can request information about householding from your broker, bank or nominee.

OTHER MATTERS

The Board does not know of any matters to be presented at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders that accompanies this proxy statement. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

To the extent that information contained in this proxy statement is within the knowledge of persons other than our management, we have relied on such persons for the accuracy and completeness thereof.

This proxy statement and our annual report on Form 10-K is available in the “Investors” section of our website at www.POZEN.com. Alternatively, upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, we will mail, at no charge to the stockholder, a copy of our annual report on Form 10-K, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for POZEN’s most recent fiscal year. Requests from beneficial owners of our voting securities must set forth a good faith representation that, as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such meeting. Written requests for such report should be directed to:

Investor Relations
POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517

If you would like us to send you a copy of the exhibits listed on the exhibit index of the annual report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

You are asked to advise us if you intend to attend the Annual Meeting. For directions to the Annual Meeting, please call Stephanie Bonestell at POZEN at (919) 913-1030.

You are urged to complete, sign, date and return your proxy card promptly to make certain your shares will be voted at the Annual Meeting. Also, the proxy card contains instructions for record holders who want to vote their shares via the Internet. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

Gilda M. Thomas
Secretary

Dated:   April 23, 2013

YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF THREE WAYS

POZEN, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

You may vote by Internet 24 hours a day, 7 days a week.

Your Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M57429-P39176 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

POZEN INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:			☐	☐	☐
1.	To elect the following nominees to serve as Class I Directors:
Nominees: 01) Neal F. Fowler 02) Arthur S. Kirsch

							For	Against	Abstain
2.	To approve the compensation of the Company’s named executive officers, on an advisory basis.						☐	☐	☐
3.	To ratify the appointment of Ernst & Young LLP as POZEN’s independent auditors to audit POZEN’s financial statements for the fiscal year ending December 31, 2013						☐	☐	☐

MARK HERE FOR ADDRESS CHANGES/COMMENTS AND NOTE ON REVERSE SIDE					☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐	☐
			Yes	No

Please sign and return this Proxy Card so that the shares can be represented at the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you vote by ballot, such vote will supersede this proxy.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

For Directions to the Annual Meeting, please refer to the “About Us” section of our website at www.pozen.com.

PLEASE RETURN THIS CARD PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR OTHERWISE TO POZEN INC., C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717, SO THAT THE SHARES CAN BE REPRESENTED AT THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and annual report of POZEN are available at: www.proxyvote.com

DETACH HERE

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M57430-P39176

POZEN Inc.

COMMON STOCK

PROXY CARD

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on June 6, 2013.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS CARD.

PROXY

The undersigned, revoking all prior proxies, hereby appoints William L. Hodges and John E. Barnhardt, and each of them, with full power of substitution, proxies to appear on behalf of the undersigned and to vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at 1414 Raleigh Road, Suite 210, Chapel Hill, North Carolina 27517, on Thursday, June 6, 2013 at 10:00 a.m. Eastern time, and at any adjournments thereof, subject to any directions indicated on the reverse side of this card, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 23, 2013, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

If this Proxy is properly executed and returned, and not revoked, the shares it represents will be voted at the meeting in accordance with the choices specified on this proxy card. If no choice is specified, the shares will be voted by the proxies FOR the election of the two nominees listed in Proposal 1 to serve as Class I directors on the Board of Directors, FOR Proposal 2 to approve the advisory (non-binding) vote on executive compensation, FOR Proposal 3 to ratify the appointment of Ernst & Young LLP as POZEN Inc.’s independent auditors to audit POZEN Inc.’s financial statements for the fiscal year ending December 31, 2013, and at their discretion on any other matter that may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE